                                                             Exhibit (D) (1)


                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           BENFIELD GREIG GROUP PLC

                        BARREL ACQUISITION CORPORATION

                                      AND

                          E.W. BLANCH HOLDINGS, INC.



                          Dated as of April 15, 2001

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
ARTICLE I  THE TENDER OFFER.......................................................................................   2
 1.1  The Offer...................................................................................................   2
 1.2  Company Action..............................................................................................   4
 1.3  Board of Directors..........................................................................................   5
ARTICLE II  THE MERGER............................................................................................   7
 2.1  The Merger..................................................................................................   7
 2.2  Closing.....................................................................................................   7
 2.3  Effective Time..............................................................................................   7
 2.4  Effects of the Merger.......................................................................................   7
 2.5  Certificate of Incorporation and By-Laws....................................................................   7
 2.6  Directors...................................................................................................   8
 2.7  Officers....................................................................................................   8
ARTICLE III  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES..   8
 3.1  Effect on Capital Stock.....................................................................................   8
 3.2  Exchange of Certificates Representing Common Stock..........................................................  10
 3.3  Adjustment of Offer Price and Merger Consideration..........................................................  11
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................  12
 4.1  Existence; Good Standing; Corporate Authority...............................................................  12
 4.2  Authorization, Validity and Effect of Agreements............................................................  12
 4.3  Compliance with Laws........................................................................................  13
 4.4  Capitalization..............................................................................................  13
 4.5  Subsidiaries................................................................................................  14
 4.6  No Violation................................................................................................  15
 4.7  Company Reports; Undisclosed Liabilities....................................................................  16
 4.8  Litigation..................................................................................................  16
 4.9  Absence of Certain Changes..................................................................................  17
 4.10  Taxes......................................................................................................  18
 4.11  Employee Benefit Plans.....................................................................................  19
 4.12  Brokers and Finders........................................................................................  22
 4.13  Opinion of Financial Advisor...............................................................................  22
 4.14  State Anti-Takeover Laws...................................................................................  22
 4.15  Voting Requirements........................................................................................  22
 4.16  Material Contracts.........................................................................................  22
 4.17  Environmental Matters......................................................................................  23
 4.18  Intellectual Property; Technology..........................................................................  23
 4.19  Insurance..................................................................................................  24
 4.20  Rights Agreement...........................................................................................  25
 4.21  Customers..................................................................................................  25


 4.22  Employment Agreements......................................................................................  25
 4.23  Disclosure Documents.......................................................................................  26
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER.........................................  26
 5.1  Existence; Good Standing; Corporate Authority...............................................................  26
 5.2  Authorization, Validity and Effect of Agreements............................................................  26
 5.3  Voting Requirements.........................................................................................  27
 5.4  No Violation................................................................................................  27
 5.5  Ownership of Shares.........................................................................................  28
 5.6  Interim Operations of the Purchaser.........................................................................  28
 5.7  Financing Letter............................................................................................  28
 5.8  Disclosure Documents........................................................................................  28
ARTICLE VI  COVENANTS.............................................................................................  29
 6.1  Conduct of the Business of the Company......................................................................  29
 6.2  Access to Information.......................................................................................  32
 6.3  Stockholder Approvals.......................................................................................  33
 6.4  Reasonable Best Efforts.....................................................................................  34
 6.5  Certain Filings, Consents and Arrangements..................................................................  35
 6.6  Public Announcements........................................................................................  35
 6.7  No Solicitation.............................................................................................  35
 6.8  Indemnification, Exculpation and Insurance..................................................................  37
 6.9  Employees and Employee Benefit Plans........................................................................  38
 6.10  Notification of Certain Matters............................................................................  39
 6.11  Anti-takeover Statutes.....................................................................................  39
 6.12  Stockholder Litigation.....................................................................................  39
 6.13  Availability of Witnesses..................................................................................  40
 6.14  Execution of Financing Documentation.......................................................................  40
 6.15  Obtaining Stockholder Approvals............................................................................  40
 6.16  Repayment of Company Indebtedness..........................................................................  40
 6.17  Stay of Litigation.........................................................................................  41
 6.18  Further Assurances.........................................................................................  41
ARTICLE VII  CLOSING CONDITIONS...................................................................................  41
 7.1  Conditions to the Obligations of the Parent, the Purchaser and the Company..................................  41
 7.2  Conditions to the Obligations of the Parent and the Purchaser...............................................  42
ARTICLE VIII  TERMINATION AND ABANDONMENT.........................................................................  42
 8.1  Termination.................................................................................................  42
 8.2  Procedure and Effect of Termination.........................................................................  45
 8.3  Fees and Expenses...........................................................................................  45
ARTICLE IX  FINANCING CONDITION...................................................................................  47
 9.1  Financing Condition.........................................................................................  47
ARTICLE X  MISCELLANEOUS..........................................................................................  47
 10.1  Amendment and Modification.................................................................................  47
 10.2  Procedure for Termination, Amendment, Extension or Waiver..................................................  47
 10.3  Waiver of Compliance; Consents.............................................................................  48

 10.4  Nonsurvival of Representations and Warranties..............................................................  48
 10.5  Disclosure Letter..........................................................................................  48
 10.6  Notices....................................................................................................  48
 10.7  Assignment; Parties in Interest............................................................................  49
 10.8  Specific Performance.......................................................................................  50
 10.9  Governing Law..............................................................................................  50
 10.10  Counterparts..............................................................................................  50
 10.11  Entire Agreement..........................................................................................  50
 10.12  Investigations............................................................................................  50
 10.13  Severability..............................................................................................  50
 10.14  Interpretation; Definitions...............................................................................  51

EXHIBIT A - Form of Stay Orders

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2001 (this "Agreement"
                                                                     ---------
or the "Merger Agreement"), by and among Benfield Greig Group PLC, a public
        ----------------
limited company organized under the laws of England and Wales (the "Parent"),
                                                                    ------
Barrel Acquisition Corporation, a Delaware corporation that is a wholly owned direct or indirect subsidiary of the Parent (the "Purchaser"), and E.W. Blanch
                                                  ---------
Holdings, Inc., a Delaware corporation (the "Company").  Certain capitalized
                                             -------
terms used herein are defined in Section 10.14(b) hereof.

     WHEREAS the respective Boards of Directors of the Parent, the Purchaser and the Company each have determined that it is advisable and in the best interests of their respective stockholders for the Parent, or a direct or indirect subsidiary thereof, to acquire the Company pursuant to a merger (the "Merger")
                                                                      ------
in which the Purchaser shall be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, the Parent proposes to cause the Purchaser to commence a tender offer to purchase all the outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock";
                                                                 ------------
all the outstanding shares of Common Stock being hereinafter collectively referred to as the "Shares") at a purchase price of $13.50 per Share (the "Offer
                    ------                                                 -----
Price"), net to the seller in cash, without interest thereon, upon the terms and
-----
subject to the conditions set forth in this Agreement (as such tender offer may be amended from time to time as permitted under this Agreement, the "Offer");
                                                                     -----

     WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to all holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and adopt this Agreement (if such adoption is required);

     WHEREAS, the respective Boards of Directors of the Parent, the Purchaser and the Company have each approved the Merger following the expiration of the offer, upon the terms and subject to the conditions set forth in this Agreement, whereby each Share, other than Shares owned directly or indirectly by the Parent or the Company and Dissenting Shares (as defined in Section 3.1(d)), will be converted in the Merger into the right to receive cash in an amount equal to the Offer Price, or such higher price per Share as may be offered by the Purchaser in the Offer; and

     WHEREAS, the Parent, the Purchaser and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE I


                               THE TENDER OFFER
                               ----------------

     1.1     The Offer.
             ---------

             (a)   Provided that (i) this Agreement shall not have been
                                  -
     terminated in accordance with Section 8.1 and (ii) none of the events or
                                                    --
     circumstances set forth in Annex A hereto shall have occurred or be existing, the Purchaser agrees to commence the Offer by the tenth business day after the first public announcement of the execution hereof or on such earlier date as is reasonably practicable. The initial expiration date for the Offer shall be twenty (20) business days after the commencement of the Offer. The obligation of the Purchaser to accept for payment, purchase and pay for any Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that the number of Shares validly
                     -----------------
     tendered and not withdrawn prior to the expiration of the Offer, combined with any Shares already owned by the Parent, the Purchaser or any of their affiliates, constitute more than a majority of the Shares outstanding at the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A. The Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer, provided
                                                                      --------
     that the Purchaser agrees that no change may be made without the consent of the Company which (a) decreases the price per Share payable in the Offer,
                        -
     (b) changes the form of consideration to be paid in the Offer, (c) reduces
      -                                                              -
     the maximum number of Shares to be purchased in the Offer, (d) imposes
                                                                 -
     conditions to the Offer in addition to those set forth in Annex A hereto or
     (e) extends the expiration date of the Offer. Notwithstanding the
      -
     foregoing, the Purchaser at any time or from time to time may (A) extend
                                                                    -
     the Offer for one or more periods of time that the Purchaser reasonably believes are necessary to cause the conditions to the Offer to be satisfied, if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept Shares for payment is not satisfied or waived, until such time as all such conditions are satisfied or waived, provided that in no event shall any one such extension
                          --------
     exceed 10 days or all such extensions, taken together, exceed 60 days (provided that nothing in this clause (A) shall affect the Company's right to terminate this Agreement pursuant to Section 8.1(e)(v)), (B) extend the
                                                                  -
     Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC") or the
                                                                   ---
     staff thereof that is applicable to the Offer, or (C) extend the Offer for
                                                        -
     an aggregate period of not more than 20 business days beyond the initial expiration date of the Offer to the extent required by the Parent to enable the Parent and the Purchaser to complete the financing of the purchase of shares of Company Common Stock tendered pursuant to the Offer (provided that nothing in this clause (C) shall affect the Company's right to terminate this Agreement pursuant to
     Section 8.1(e)(v)). In addition to the foregoing, the Purchaser may provide for a "subsequent offering period" to the extent provided in Rule 14d-11 under the Exchange Act after the purchase of Shares upon the expiration of the initial offering period. In addition, the Parent and the Purchaser agree that if all of the conditions set forth in Annex A hereto other than the Financing Condition (as defined in Section 9.1) are satisfied on any scheduled expiration date of the Offer and the Company is in compliance with all of its covenants in this Agreement, then, provided that the Financing Condition is reasonably capable of being satisfied by the reasonable best efforts of the Parent and the Purchaser, the Purchaser shall, if requested by the Company, extend the Offer from time to time until such conditions are satisfied or waived, provided that the Purchaser shall not be required to extend the Offer for a total of 20 business days beyond the initial expiration date of the Offer. The Offer Price shall, subject to applicable withholding of Taxes and, if such payment is to be made other than to the registered holder, any applicable stock transfer Taxes payable by such holder, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, the Purchaser agrees, and the Parent agrees to cause the Purchaser, to accept for payment, purchase and pay for, in accordance with the terms of the Offer all Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offer.

                (b) On the date of commencement of the Offer, the Parent and the Purchaser will file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule
                                                                    --------
     TO") with respect to the Offer, which shall have been provided to the
     --
     Company such that the Company and its counsel shall have a reasonable opportunity to comment thereon. The Schedule TO shall contain or will incorporate by reference an offer to purchase (the "Offer to Purchase") and
                                                         -----------------
     forms of the related letter of transmittal and such other ancillary documents and instruments to which the Offer will be made (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Schedule TO will comply in all material
             ---------------
     respects with the provisions of applicable federal securities laws and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except no representation is made by the Parent and the Purchaser with respect to information supplied by the Company in writing for including in the Schedule TO. Each of the Parent, the Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading, and to supplement the information provided by it specifically for use in the Schedule TO or the other Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent and the Purchaser further agree to take all steps necessary to cause the Schedule TO as appropriately corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Parent and the Purchaser agree to provide to the Company and its counsel any comments the Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company before responding to such comments.

              (c) The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to accept for payment, and pay, for any Shares that the Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

              1.2  Company Action.
                   --------------

              (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company (the "Company
                                                                   -------
       Board"), at a meeting duly called and held at which all directors were
       -----
       present, has unanimously (i) determined that this Agreement and the
                                 -
       transactions contemplated hereby, including, without limitation, the Offer and the Merger and the purchase of Shares contemplated by the Offer, are advisable and are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and
                                     --
       the transactions contemplated hereby, and (iii) recommended that the
                                                  ---
       stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and the transactions contemplated hereby (if required). The Company hereby consents to the inclusion, in the Offer Documents and the Proxy Statement, of reference to the recommendation of the Company Board described in the immediately preceding sentence.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, subject to the terms thereof, the Company agrees that it will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule
                                                                 --------
     14D-9") containing the recommendation of the Company Board described in
     -----
     Section 1.2(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal
                            ------------
     securities laws. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. The Company shall provide the Schedule 14D-9 to the Parent such that the Parent and its counsel shall have a reasonable opportunity to comment thereon. The Company, the Parent and the Purchaser each agrees to correct promptly any information provided by the Company, the Parent or the Purchaser, as the case may be, for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading and to supplement the information provided by it specifically for use in the Schedule 14D-9 or the other Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as appropriately corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide the Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with the Parent and its counsel before responding to such comments. The Parent, the Purchaser and the Company each hereby agree to provide promptly such information necessary to preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefore shall reasonably request.

          (c) The Company agrees promptly to furnish, or cause to be furnished, to the Parent and the Purchaser mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company agrees to furnish the Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as the Parent, the Purchaser or their agents may reasonably request in connection with communicating the Offer to the stockholders of the Company and consummating the Merger. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Parent, the Purchaser and their affiliates shall hold in confidence the information contained in such labels, listings, files and all other information delivered pursuant to this Section 1.2(c), shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver to the Company all copies, extracts and summaries of such information then in their possession or the possession of their agents.

          1.3  Board of Directors.
               ------------------

          (a) Promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, and from time to time thereafter, the Purchaser shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate for election to the

     Company Board, a number of directors, equal to the next whole number greater than the product of (i) the total number of directors on the
                                  -
     Company Board (giving effect to any increase in the number of directors in order to comply with this Section 1.3) multiplied by (ii) the percentage
                                                           --
     that the aggregate number of Shares beneficially owned by the Parent, the Purchaser or any of their affiliates at such time (including Shares paid for pursuant to the Offer) bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both, provided, however, that in
                                                      --------  -------
     the event that the Purchaser's designees are elected to the Company Board, until the Effective Time (as defined in Section 2.3), the Company Board shall have at least two directors who are directors of the Company on the date of this Agreement (the "Continuing Directors"). At such time, the
                                  --------------------
     Company shall also use reasonable best efforts to cause individual directors designated by the Purchaser to constitute the number of members, rounded up to the next whole number, that represents the same percentage as persons designated by the Purchaser represent on the Company Board with respect to (i) each committee of the Company Board other than any committee
                 -
     of the Company Board established to take action under this Agreement, (ii)
                                                                            --
     each board of directors of each subsidiary of the Company and (iii) each
                                                                    ---
     committee of each such board, in each case only to the extent permitted by applicable law and the rules and regulations of the New York Stock Exchange.

          (b) The Company shall promptly take all actions required pursuant to
     Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include the Information Statement containing such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 (the "Information Statement") as an annex to the Schedule
                          ---------------------
     14D-9 to fulfill such obligations. The Purchaser shall supply to the Company and be solely responsible for any information with respect to the Purchaser or the Parent and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of designees of the Purchaser pursuant to this Section 1.3 (the "Purchaser Designees") and
                                                  -------------------
     prior to the Effective Time, any amendment of this Agreement or the Constituent Documents (as defined in Section 4.1), any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Parent or the Purchaser or any waiver of any of the Company's rights or the obligations of the Parent or the Purchaser hereunder shall require the authorization of a majority of the Continuing Directors (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other directors of the Company, shall be required to authorize).

                                   ARTICLE II

                                   THE MERGER
                                   ----------

     2.1 The Merger. Upon the terms and subject to the satisfaction or waiver,
         ----------
if permissible, of the conditions set forth in Article VII hereof, as promptly as practicable following the consummation of the Offer, in accordance with the provisions of this Agreement and the Delaware General Corporation Law (the "DGCL"), the parties hereto shall cause the Purchaser to be merged with and into
 ----
the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate
                      ---------------------
existence under the laws of the State of Delaware. At the Effective Time, the separate existence of the Purchaser shall cease.

     2.2 Closing. The closing of the Merger will take place at 10:00 a.m. (New
         -------
York City time) on a date to be specified by the Parent or the Purchaser, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of
                                              ------------
Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, unless another date, time or place are agreed to in writing by the parties hereto.

     2.3 Effective Time. Subject to the provisions of this Agreement, upon the
         --------------
Closing Date the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance
                                  ---------------------
with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and other applicable law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time specified in the Certificate of Merger as the Purchaser and the Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").
                                                               --------------

     2.4 Effects of the Merger. The Merger shall have the effects set forth in
         ---------------------
the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     2.5  Certificate of Incorporation and By-Laws.
          ----------------------------------------

     (a) The Certificate of Incorporation of the Company (the "Certificate of
                                                               --------------
Incorporation"), as in effect immediately prior to the Effective Time, shall be
-------------
the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of the Company (the "By-laws") as in effect immediately
                                          -------
prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     2.6 Directors. The directors of the Purchaser immediately prior to the
         ---------
Effective Time shall be the directors of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     2.7 Officers. The officers of the Company immediately prior to the
         --------
Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
               --------------------------------------------------

     3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the
         -----------------------
Merger and without any action on the part of the holder of any Shares or any shares of capital stock of the Purchaser:

     (a) Capital Stock of the Purchaser. Each share of capital stock of the
         ------------------------------
Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the Shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent Owned Stock. Each Share that
         -----------------------------------------------------
is owned by or held in the treasury of the Company and each Share that is owned by the Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of the Parent or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Section 3.1(d), each
         ----------------------------------
issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive in cash the price per Share actually paid in the Offer (the "Merger Consideration"), which
                                                 --------------------
cash payment shall be reduced by any applicable withholding Taxes and be without interest. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, less any applicable withholding Tax, without interest, as provided herein.

     (d) Shares of Dissenting Stockholders. Notwithstanding anything in this
         ---------------------------------
Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor
 ----------------------
consented in writing thereto and otherwise complies with all the applicable provisions of the DGCL concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their Shares ("Dissenting
                                                                ----------
Shares") shall not be converted as described in Section 3.1(c) but shall become
------
the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give the Parent (i) prompt notice of any demands for appraisal of Shares
                       -
received by the Company, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to participate in and
                                       --
direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands or approve any withdrawal of any such demands.

     (e) Stock Options; Restricted Stock. Each option to purchase Shares granted
         -------------------------------
to any employee, consultant or director of the Company or any of its subsidiaries pursuant to any of the Company Stock Option Plans that, immediately prior to the Effective Time, is outstanding, whether vested or not vested (each, an "Option" and, collectively, the "Options") shall be canceled in exchange for
    ------                          -------
the right to receive a cash payment as soon as reasonably practicable, but in no event more than 20 days following the Effective Time, equal to the product (such product, the "Option Consideration") of (i) the excess (if any) of (x) the
              --------------------       -                          -
Merger Consideration over (y) the exercise price per share under such Option
                           -
multiplied by (ii) the number of Shares covered by such Option, which cash
               --
payment shall be reduced by any applicable withholding Taxes and be without interest. The Company shall take all actions reasonably necessary to effectuate the cancellation of each outstanding option in exchange for the Option Consideration, including, without limitation, obtaining consents of the Option holders, if the Company deems it necessary to do so. All shares of restricted stock granted to any employee, consultant or director of the Company or any of its subsidiaries that, immediately prior to the Effective Time, are outstanding shall, as of the Effective Time, become fully vested and nonforfeitable Shares, which will be converted into the right to receive the Merger Consideration in accordance with Section 3.1(c). Any and all sums paid to the Company or any of its subsidiaries, or withheld from the compensation of any employee, consultant or director of the Company or any of its subsidiaries, in connection with the purchase by any such employee, consultant or director of restricted stock shall, if such sums have not yet been used to purchase restricted stock, be returned to such employee, consultant or director as promptly as practicable after the Closing Date.

     3.2 Exchange of Certificates Representing Common Stock.
         ---------------------------------------------------

     (a) Prior to the Effective Time, the Purchaser and the Parent shall appoint a commercial bank or trust company having net capital of not less than $100,000,000, to act as paying agent hereunder (the "Paying Agent") for payment
                                                     ------------
of the Merger Consideration upon surrender of certificates representing Shares ("Certificates"). The Purchaser shall, or the Parent shall cause the Surviving
  ------------
Corporation or any other direct or indirect subsidiary of the Parent to, provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to Section 3.1(c) and to make all payments in connection with the Options as to which payments are due pursuant to Section 3.1(e), as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund."
                       -------------

     (b) Promptly after the Effective Time and in no event more than 10 days thereafter, the Purchaser and the Parent shall cause the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time (i) a
                                                                         -
letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in customary form and have such other provisions as the Purchaser or the Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates
             --
in exchange for the Merger Consideration applicable thereto. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, each holder of a Certificate (other than the Parent, the Purchaser, the Company or any direct or indirect subsidiary of any of them) shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of Shares previously represented by such Certificate multiplied by the Merger Consideration, less any applicable withholding Tax. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

     (c) At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III.

     (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the

Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon.

     (e) None of the Purchaser, the Parent, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or its transfer agent, payment may be made to the transferee of such Shares if the Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect of the Shares represented thereby as contemplated by this Article.

     (g) The Paying Agent shall invest the cash in the Exchange Fund on a daily basis, as instructed by the Purchaser. Any interest and other income resulting from such investments shall be paid to the Purchaser before the Effective Time and to the Surviving Corporation thereafter.

     (h) The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

     3.3  Adjustment of Offer Price and Merger Consideration.  In the event of
          --------------------------------------------------
any reclassification, recapitalization, stock split, stock dividend or similar transaction with respect to the Common Stock (or if a record date with respect to any of the foregoing shall occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the amount of the Offer Price and Merger Consideration, and all references to the Offer Price or the Merger Consideration in this Agreement shall be deemed to be to the Offer Price or the Merger Consideration as so adjusted.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     The Company represents and warrants to the Parent and the Purchaser as follows:

     4.1 Existence; Good Standing; Corporate Authority. The Company and each of
         ---------------------------------------------
its subsidiaries is (a) a corporation duly incorporated, validly existing and in
                     -
good standing under the laws of its jurisdiction of incorporation and (b) is
                                                                       -
duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not, or would not reasonably be expected to, have a Material Adverse Effect. "Material Adverse Effect" means any event,
                                     -----------------------
occurrence, fact, condition, change, development or effect that (i) has a
                                                                 -
material adverse effect upon the business, operations, results of operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) prevents the Company from consummating the transactions
           --
contemplated hereby; provided, in either case, that "Material Adverse Effect"
                     --------                        -----------------------
shall not include any change in or effect upon the business, assets, financial condition or results of operations of the Company and any of its subsidiaries directly arising out of (a) changes in generally accepted accounting principles,
                         -
(b) acts or omissions of the Company or any of its subsidiaries taken with the
 -
prior written consent of the Parent, (c) conditions, events or circumstances
                                      -
generally affecting the United States economy, the world economy, or the segments of either the United States insurance brokerage or reinsurance brokerage industry or the world insurance brokerage or reinsurance brokerage industry in which the Company participates, (d) the litigation set forth in
                                             -
Section 4.1 of the Company Disclosure Letter, (e) any claim made by the Parent
                                               -
or its affiliates against the Company or any of its subsidiaries in any litigation or otherwise, (f) any changes or effects resulting solely from the
                          -
announcement of the Offer or the Merger, and (g) the loss of the customer
                                              -
accounts or contracts set forth in Section 4.1 of the Company Disclosure Letter (as defined in Section 4.3). Each of the Company and its subsidiaries has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The Company has heretofore delivered to the Parent true and correct copies of the Certificate of Incorporation and By-laws of the Company (the "Constituent Documents") and the organizational
                             ---------------------
documents of each subsidiary, in each case as amended through the date hereof, and all such Constituent Documents and organizational documents are in full force and effect as of the date hereof.

     4.2 Authorization, Validity and Effect of Agreements. The Company has all
         ------------------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, if required by law, to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company (other than the Company Stockholder Approval, if required by law) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes the valid and binding obligation of the Parent and the Purchaser) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability affecting or relating to the rights of creditors or by general principles of equity.

     4.3 Compliance with Laws. Except as set forth on Section 4.3 of the
         --------------------
disclosure letter delivered by the Company to the Parent on or prior to the date hereof (the "Company Disclosure Letter") or as disclosed in the Company Reports
             -------------------------
(as defined in Section 4.7), the Company and each of its subsidiaries is in compliance with all federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any federal,
                                                      ----
state, local or foreign judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "Governmental Entity") applicable to the Company or such
                -------------------
subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not have, or would not reasonably be expected to result in, a Material Adverse Effect. The Company and each of its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under such Permits which lack or default individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity with respect to the Company or its subsidiaries is pending and has been served upon the Company or, to the knowledge of the Company, is threatened, with respect to any of the foregoing which, if resolved in favor of such Governmental Entity, would, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.4 Capitalization. The authorized capital stock of the Company consists of
         --------------
60,000,000 Shares and 10,000,000 shares of Preferred Stock ("Preferred Stock"),
                                                             ---------------
par value $0.01 per share. As of March 31, 2001, (a) 14,141,671 Shares were
                                                  -
issued, 13,045,434 were outstanding (of which 90,485 constituted shares of restricted stock) and 1,096,237 were held by the Company in treasury and no shares of Preferred Stock were outstanding, (b) Options to purchase an aggregate
                                             -
of 2,950,609 Shares were outstanding, 2,950,609 Shares were reserved for issuance upon the exercise of outstanding Options and 4,049,391 Shares were reserved for future grants under the Company Stock Option Plans, and there were no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Options, and (c) no Shares were held by the
                                                -

Company's subsidiaries. As of the date hereof, except for the Options and the preferred share purchase rights issued under the Rights Agreement, the Company and its subsidiaries have no outstanding shares of preferred stock, bonds, debentures, notes or other obligations or securities the value of which is in any way based upon or derived from any capital or voting stock of the Company or any of its subsidiaries or entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter. All issued and outstanding Shares are, and all shares that may be issued pursuant to the Company Stock Option Plans (when issued in accordance with the terms thereof) will be, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, except as set forth in this
Section 4.4 or in Section 4.4 of the Company Disclosure Letter, there are no preemptive or similar rights on the part of any holders of any class of securities of the Company or any of its subsidiaries, and there are no other shares of capital stock of the Company, no securities of the Company or any of its subsidiaries convertible or exchangeable for shares of capital stock or voting securities of the Company or any of its subsidiaries, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its subsidiaries to issue, deliver, grant, purchase or sell (or cause to be issued, delivered, granted, purchased or sold) any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or any "phantom stock" right, stock appreciation right or other similar right with respect to the Company or any of its subsidiaries, or obligating the Company to enter into any such agreement or commitment. There are no outstanding obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. Except as set forth in this Section 4.4 or in Section 4.4 of the Company Disclosure Letter, after the Effective Time, the Surviving Corporation will have no obligation created by the Company prior to the date hereof to issue, transfer on its behalf or sell any shares of capital stock of the Company or the Surviving Corporation. Except as set forth in Section 4.4 of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company or any of its subsidiaries.

     4.5 Subsidiaries. Section 4.5 of the Company Disclosure Letter sets forth
         ------------
for each subsidiary of the Company: (i) its name and jurisdiction of
                                     -
incorporation or organization; (ii) its authorized capital stock or share or
                                --
equity capital; (iii) the number of issued and outstanding shares of capital
                 ---
stock or share or equity capital; and (iv) the holder or holders of such shares.
                                       --
The Company owns, directly or indirectly through another subsidiary, that number of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such subsidiary) of each of the Company's subsidiaries set forth in Section 4.5 of the Company Disclosure Letter. All outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and those shares owned directly or indirectly by the Company are so owned free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"), and free of
                                                   ------------
any rights of first refusal or other contractual transfer restrictions, agreements and limitations on the Company's or any of its subsidiaries' voting rights of any nature whatsoever. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for shares of capital stock or other equity voting interests in any subsidiary of the Company and there are no "phantom stock" rights, stock appreciation rights or other similar rights with respect to any subsidiary of the Company. Except for interests in the Company's subsidiaries or as set forth in Section 4.5 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries owns directly or indirectly any capital stock or other ownership interest or investment in any corporation, partnership, joint venture, trust or other entity.

     4.6 No Violation. Neither the execution and delivery by the Company of this
         ------------
Agreement nor the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will: (a) violate,
                                                                -
conflict with or result in a breach of any provisions of the Constituent Documents or the certificate of incorporation or bylaws (or comparable constituent documents) of any of its subsidiaries; (b) except as set forth in
                                                    -
Section 4.6 of the Company Disclosure Letter, contravene, conflict, in any material respect, with, or result in a material violation or breach of, constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any material payment or other material obligations pursuant to, result in the creation of any Encumbrance (other than Permitted Liens) upon any of the material properties of the Company or its subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, Permit, lease, contract, agreement or other instrument, commitment or obligation (each of the foregoing, to the extent the same have any continuing force or effect, a "Contract" and
                                                               --------
collectively, "Contracts") to which the Company or any of its subsidiaries is a
               ---------
party, by which the Company or any of its subsidiaries or any of their respective properties is bound, or under which the Company or any of its subsidiaries or any of their respective properties is entitled to a benefit; (c)
                                                                              -
other than the filings provided for in Section 2.3 or Section 4.6 of the Company Disclosure Letter, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and filings pursuant to the EC Merger
                               -------
Regulation, the UK Fair Trading Act 1973 and similar applicable competition, merger control, antitrust or other laws, any applicable filings under federal and state securities laws or state anti-takeover laws, filings with the New York Stock Exchange, or filings in connection with the maintenance of qualification to do business in other jurisdictions (the filings disclosed in Section 4.6 of the Company Disclosure Letter in response to this clause (c), the other filings referred to in this clause (c) and Consents required or permitted to be made or obtained in connection therewith, collectively, the "Regulatory Filings"),
                                                     ------------------
require any

Consent of any Governmental Entity, except for those Consents, the failure of which to obtain or make individually or in the aggregate would not have, or would not be reasonably expected to result in, a Material Adverse Effect; or (d)
                                                                              -
violate any Laws material to the business of the Company, any of its subsidiaries or any of their respective assets.

     4.7 Company Reports; Undisclosed Liabilities. The Company has filed with
         ----------------------------------------
the SEC all forms, reports, statements and schedules required to be filed pursuant to the Exchange Act, or other federal securities laws and the rules and regulations promulgated thereunder since December 31, 1997 (collectively, in the form filed with the SEC and including exhibits and any amendments thereto, the "Company Reports") and has made true, complete and correct copies of each non-
 ---------------
public Company Report available to the Parent. As of their respective dates, the Company Reports (a) complied as to form in all material respects with the
                 -
applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") or the Exchange Act, as the
                                 --------------
case may be, and (b) did not contain any untrue statement of a material fact or
                  -
omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.7 of the Company Disclosure Letter, each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of its date, and each of the consolidated statements of income, cash flows and shareholders' equity of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented the results of operations, income, cash flows or shareholders' equity, as the case may be, of the Company and its subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments (consisting only of normal recurring accruals), and in each case comply as to form in all material respects with applicable accounting principles and the published rules and regulations of the SEC with respect thereto. Neither the Company nor any of its subsidiaries has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except liabilities and obligations (i) in the respective amounts
                                               -
reflected on or reserved against in the Company's most recent consolidated balance sheet included in the Company Reports, (ii) liabilities and obligations
                                                --
incurred in connection with the transactions contemplated hereby, (iii)
                                                                   ---
liabilities and obligations incurred in the ordinary course of business since the date of such balance sheet which would not be prohibited by this Agreement and (iv) liabilities and obligations of the Company and its Subsidiaries that
     --
would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     4.8  Litigation.  Except  as set  forth  in  Section  4.8  of  the  Company
          ----------
Disclosure Letter or disclosed in the Company Reports, there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation")
                                                                    ----------
by a third party (including a Governmental Entity) pending or, to the knowledge of the Company, threatened, at law or in equity, against the Company or any of its subsidiaries or any of their respective properties or assets. Except as set forth in Section 4.8 of the Company Disclosure Letter, there are no circumstances which could reasonably be expected to give rise to such Litigation in the future that have been notified to the insurer under any of the insurance policies held or maintained, or previously held or maintained, by the Company or any of its subsidiaries since December 31, 1998, which would reasonably be expected to have or result in a liability of the Company or any of its subsidiaries in excess of $100,000 individually or $300,000 in the aggregate, nor, to the knowledge of the Company are there any such circumstances that would have been required to be notified to an insurer if the policies held by the Company provided for mandatory, rather than permissive, notifications of such circumstances and which would be reasonably likely to have or result in a liability of the Company or any of its subsidiaries in excess of $5,000,000, in each case regardless of whether the Company has available insurance to indemnify it with respect to any such liability. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which would reasonably be expected to have or result in a liability of the Company or any of its subsidiaries in excess of $500,000 individually or $1,000,000 in the aggregate, regardless of whether the Company has available insurance to indemnify it with respect to any such liability.

4.9  Absence of Certain Changes.  Except as and to the extent set forth in
     --------------------------
Section 4.9 of the Company Disclosure Letter or disclosed in the Company Reports, since December 31, 2000, the Company and its subsidiaries have conducted their business only in the ordinary course of such business, and there has not been (a) any Material Adverse Effect (or any event or condition that
              -
would reasonably be expected to result in a Material Adverse Effect) suffered by the Company or any of its subsidiaries; (b) any declaration, setting aside or
                                         -
payment of any dividend or other distribution with respect to the capital stock of the Company or its subsidiaries (other than wholly-owned subsidiaries) or, except as required by the Company's benefit plans, any repurchase, redemption or any other acquisition by the Company or its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its subsidiaries; (c) any change in accounting principles,
                                  -
practices or methods by the Company or its subsidiaries; (d) any increase or
                                                          -
commitment to increase the remuneration (including salary, incentive compensation, benefits in severance or termination pay) of any director or employee of or consultant to the Company or any of its subsidiaries, whether directly or indirectly (including by amendment, implementation or the entering into of any employment or employee benefit or compensation agreement, plan or arrangement), by any amount in excess of $50,000 per annum (or, in the case of any executive officer of the Company or any such subsidiary, by any amount) other than any changes required by the current terms of any existing plan or agreement or pursuant to this Agreement or changes in the ordinary course of business; (e) any revaluation by the Company or any of its subsidiaries of any
           -
of their respective assets, other than normal
recurring adjustments made in the ordinary course of business, including, without limitation, write-downs of inventory or write-offs of accounts receivable; or (f) any transaction or commitment made by the Company or any of
                -
its subsidiaries to buy or sell any assets of the Company's business, other than sales of products or services in the ordinary course of business.

     4.10 Taxes.
          -----

     (a) Except as set forth on Section 4.10 of the Company Disclosure Letter
(i) the Company and each subsidiary of the Company has (or will have by the
 -
Effective Time) timely filed all material Tax Returns required to be filed by any of them; (ii) all Taxes of the Company and its subsidiaries have been paid
              --
or adequate reserves for such Taxes have been established in the financial statements included in the most recent Company Report in accordance with GAAP; and (iii) the Company and each subsidiary of the Company has either withheld and
     ---
paid over to the relevant taxing authority or set aside in accounts for such purpose amounts sufficient to pay all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

     (b) Except as set forth in Section 4.10 of the Company Disclosure Letter,
(i) there are no material Encumbrances for Taxes upon the assets of the Company
 -
or any subsidiary of the Company except Encumbrances for Taxes not yet due; (ii)
                                                                             --
there are no material outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed in writing against the Company or any subsidiary of the Company which are not adequately provided for in the financial statements included in the most recent Company Report; (iii) no Taxes or Tax Returns of the
                                             ---
Company or any subsidiary of the Company are currently under audit or examination or subject to any other administrative or judicial proceedings by any taxing authority; (iv) to the knowledge of the Company, the Internal Revenue
                       --
Service has completed examinations of the federal income Tax returns filed by the Company or any subsidiary of the Company (or the statute of limitations for the assessment of federal income Taxes for such period has expired) for all periods through and including 1996; (v) none of the Company or any subsidiary of
                                     -
the Company has been a member of an "affiliated group" (within the meaning of
Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"),
                                                                       ----
or any similar affiliated, combined or consolidated group for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), or has any liability for the Taxes of any person (other than the Company or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; (vi) neither the Company nor
                                                  --
any subsidiary of the Company is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the financial statements included in the Company Report; (vii) to
                                                                      ---
the knowledge of the Company, no material claim has been made by any taxing authority in any jurisdiction where the Company or any subsidiary of the Company does not file Tax Returns that the

Company or such subsidiary of the Company is or may be subject to taxation by that jurisdiction; and (viii) no agreement or other document waiving, extending,
                        ----
or having the effect of waiving or extending the statute of limitations, the period of assessment or collection of any Taxes on the Company or any subsidiary of the Company and no power of attorney with respect to any such Taxes, has been filed with any governmental authority which waiver, extension or power of attorney is currently in effect.

     (c) The Company is not a "U.S. real property holding company" as defined in
Section 897 of the Code.

     4.11 Employee Benefit Plans.
          ----------------------

     (a) Absence of Changes in Benefits Plans. Section 4.11(a) of the Company
         -------------------------------------
Disclosure Letter contains a complete and correct list, as of the date hereof, of (i) all material severance and employment agreements of the Company or its
    -
subsidiaries with their respective current employees and their respective officers, independent contractors, or directors, (ii) all material severance
                                                  --
programs, policies and practices of each of the Company and each of its subsidiaries, (iii) all other material plans or arrangements of the Company and
               ---
each of its subsidiaries relating to its current employees, officers, independent contractors, or directors which contain change in control provisions, including in all cases any and all amendments entered on or prior to the date hereof, and (iv) all other material Plans. For purposes of this
                      --
Agreement, "Plan" shall mean collective bargaining agreement, employment
            ----
agreement, consulting agreement, severance agreement or any bonus, pension, post-retirement benefit, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other plan, arrangement or understanding providing material benefits to current employees, officers, independent contractors, or directors of the Company or any of its subsidiaries. Since January 1, 2000, until the date hereof, there has not been any adoption or amendment in any respect by the Company or any of its subsidiaries of any Plan, nor has there been any material change in any actuarial or other assumptions used to calculate funding obligations with respect to any material Plan, or any change in the manner in which such contributions are determined which, individually or in the aggregate, would result in a material increase in the Company's or its subsidiaries' liabilities thereunder.

     (b) Stock Options. All of the Options have been granted in compliance with
         -------------
all the terms and provisions of the Company Stock Option Plans, any awards made thereunder and all applicable law, except where the failure to so comply would not, individually or in the aggregate, have, or be reasonably expected to have, Material Adverse Effect.

(c)  ERISA Compliance.
     ----------------

     (i) With respect to Plans, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any
                                                     -----
other applicable law that individually or in the aggregate would have, or would reasonably be expected to result in, a Material Adverse Effect on the Company or any of its subsidiaries.

     (ii) Each Plan has been administered substantially in accordance with its terms and all the Plans have been operated, and are in material compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. The IRS has issued a favorable determination letter with respect to the qualification of each Plan that constitutes an "employee pension benefit plan" as defined in ERISA, and, as of the date hereof, to the knowledge of the Company, the IRS has not taken any action to revoke any such letter.

     (iii) Neither the Company nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be
                  ---------------
deemed a "single employer" within the meaning of Section 4001(b) of ERISA, has incurred any material unsatisfied liability under Title IV of ERISA in connection with any Plan and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course). No Plan
                               ----
has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

     (iv) As of the date hereof, except as set forth in Section 4.11(c) of the Company Disclosure Letter, no Plan (A) is subject to Title IV of ERISA; (B) is a
                                    -                                    -
"multiemployer plan" within the meaning of Section 3(37) of ERISA; (C) is a
                                                                    -
"multiple employer plan" within the meaning of Section 413(c) of the Code; or
(D) is or at any time was funded through a "welfare benefit fund" within the
 -
meaning of Section 419(e) of the Code and no benefits under a Plan are or at any time have been provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code.

     (v) Except as set forth in Section 4.11(c) of the Company Disclosure Letter, no Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (x) coverage mandated by applicable law or (y) benefits the full
             -                                          -
cost of which is borne by the current or former employee).

     (vi) All U.K. pension schemes currently maintained by the Company or any of its subsidiaries are defined contribution plans and there are no unfunded obligations with respect to any of them. Any U.K. pension schemes previously operated by the Company or any of its subsidiaries that are or were defined benefit plans (A) either have been wound-up prior to the date of this Agreement,
               -
or currently are in the process of being wound-up, and (B) are fully funded.
                                                        -

     (vii) Except as set forth in Section 4.11(c) of the Company Disclosure Letter, all material amounts payable under Plans are deductible for federal income Tax purposes. Except as set forth in Section 4.11(c) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event undertaken by the Company or any of its subsidiaries prior to the date hereof, (A) entitle
                                                                     -
any current or former employee, agent, independent contractor or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B)
                                                                    -
accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor or officer,
(C) constitute a "change in control" causing a material increase or acceleration
 -
of benefits under any Plan, and the Company or (D) result in any payment or
                                                -
benefit that will be characterized as an "excess parachute payment" within the meaning of Section 280(G)(b)(1) of the Code.

     (viii) There is no pending or, to the knowledge of the Company, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Plan (other than routine claims for benefits).

     (d) Employee Stock Purchase Plan. The Company has taken all permitted
         ----------------------------
action necessary with respect to its Employee Stock Purchase Plan (the "ESPP") to preclude (i) any increase in the rate of payroll deduction contributions that
             -
may be made under the ESPP on or after the date hereof, (ii) any lump sum
                                                         --
contribution under the ESPP on or after the date hereof, and (iii) any
                                                              ---
contribution under the ESPP on or after the Closing Date.

     4.12 Brokers and Finders. Except for Lazard Freres & Co. LLC ("Lazard
          -------------------                                       ------
Freres"), no investment banker, broker, dealer, finder, financial advisor or
------
other intermediary is entitled to receive from the Company or any of its subsidiaries any fee or commission in connection with this Agreement or the transactions contemplated hereby.

     4.13 Opinion of Financial Advisor. The Company Board has received the
          ----------------------------
opinion of Lazard Freres, to the effect that, as of the date of this Agreement, the consideration to be received by holders of Shares (other than the Parent and its affiliates) in the Offer and the Merger is fair, from a financial point of view, to such holders of Shares. The Company has been authorized by Lazard Freres to permit, subject to review and consent by Lazard Freres (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 and the Proxy Statement, if any.

     4.14 State Anti-Takeover Laws. The Company Board has approved the terms of
          ------------------------
this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulations applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement, and no provision of the Constituent Documents or the certificate of incorporation, by-laws or other governing instruments of any of the subsidiaries of the Company would, directly or indirectly, restrict or impair the ability of the Parent to vote shares of the capital stock of the Company and its subsidiaries that may be acquired or controlled by the Parent.

     4.15 Voting Requirements. The affirmative vote of the holders of a majority
          -------------------
of the outstanding Shares, voting as a single class, at the Company Stockholder Meeting (the "Company Stockholder Approval") to adopt this Agreement and the
              ----------------------------
transactions contemplated hereby is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt this Agreement and the transactions contemplated hereby.

     4.16 Material Contracts. Except as set forth in Section 4.16 of the Company
          ------------------
Disclosure Letter or as filed as an exhibit to any Company Report, neither the Company nor any of its subsidiaries is a party to or bound by (i) any Material
                                                               -
Contracts or (ii) any material non-competition agreements or any other
              --
agreements or arrangements that limit or otherwise restrict the Company or any of its subsidiaries or any successor thereto from engaging in or competing in any line of business or in any geographic area. As used in this Agreement, "Material Contract" shall mean a material contract as defined in Item 601(b)(10)
 -----------------
of Regulation S-K of the SEC. Except, with respect to clauses (i), (ii) and
(iii) below, as would not, individually or in the aggregate, have or be reasonably expected to result in a Material Adverse Effect, (i) all Material
                                                             -
Contracts are, with respect to the Company and its subsidiaries, valid and binding, in full force and effect and enforceable against the Company or its subsidiaries, as the case may be, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability affecting or relating to the rights of creditors or by general principles of equity; (ii) to the knowledge of the Company, all Material
                       --
Contracts are, with respect to the other parties thereto, valid and binding, in full force and effect and enforceable against such parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability affecting or relating to the rights of creditors or by general principles of equity; and (iii) there is not under any Contract to which the
                           ---
Company or any of its subsidiaries is party or by which any of them or any of their respective assets are bound, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its subsidiaries, or to the knowledge of the Company, any other party.

     4.17 Environmental Matters. Except as described in Section 4.17 of the
          ---------------------
Company Disclosure Letter or as would not have a Material Adverse Effect, (i)
                                                                           -
the Company and its subsidiaries have at all times complied with all applicable Environmental Laws, including compliance with all Permits and authorizations required pursuant to all applicable Environmental Laws; (ii) the Company and its
                                                         --
subsidiaries are not the subject of any litigation related to any Environmental Law with respect to any of the current or past operations of the Company or any of its subsidiaries, or any of the currently or formerly owned, leased or used property or assets of the Company or any of its subsidiaries; (iii) neither the
                                                               ---
Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other person, has caused or taken any action that will result in any liability or obligation on the part of the Company or any of its subsidiaries relating to
(x) the environmental conditions on, under, or about the real property or other
 -
properties or assets currently or formerly owned, leased, operated or used by the Company or any of its subsidiaries or (y) the past or present use,
                                           -
management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials; and (iv) neither the Company nor any of its
                                         --
subsidiaries is subject to any outstanding order from, or contractual or other obligation with, any Governmental Entity or other person in respect of which the Company or any of its subsidiaries may be required to incur costs arising from the release or threatened release of a Hazardous Material. The representations and warranties set forth in this Section 4.17 are the exclusive representations and warranties of the Company regarding any matters arising under Environmental Law.

     4.18 Intellectual Property; Technology. Except as would not have a Material
          ---------------------------------
Adverse Effect or except as set forth in Section 4.18 of the Company Disclosure Letter, (a) the conduct of the business of the Company and its subsidiaries as
         -
currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company and its subsidiaries as currently conducted infringes upon the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual
        -

Property owned by the Company or a subsidiary of the company and used in connection with its business as currently conducted ("Company Owned Intellectual
                                                      --------------------------
Property"), the Company or such subsidiary of the Company is the owner of the
--------
entire right, title and interest in and to such Company Owned Intellectual Property; (c) with respect to each item of Intellectual Property licensed to the
           -
Company or a subsidiary of the Company ("Company Licensed Intellectual
                                         -----------------------------
Property"), the Company or such subsidiary has the right to use such Company
--------
Licensed Intellectual Property in the continued operation of its respective business pursuant to the terms of the license agreement governing the use of such Company Licensed Intellectual Property; (d) the Company Owned Intellectual
                                              -
Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) to the knowledge of the Company, no
                                    -
person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) each license governing the use of the Company
                        -
Licensed Intellectual Property is valid and enforceable, is binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability affecting or relating to the rights of creditors or by general principles of equity) on the Company or its subsidiary and, to the knowledge of the Company, all other parties to such license, and is in full force and effect; (g) neither the Company nor any
                                           -
subsidiary is, and, to the knowledge of the Company, no other party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the
                         -
consummation of the transactions contemplated hereby shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property. "Intellectual Property" means the
                                                ---------------------
United States and foreign trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, and slogans including registrations and applications to register or renew the registration of any of the foregoing; copyrights and registrations or renewals thereof; United States and foreign letters patent and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential business and technical information; software and computer programs of any kind whatsoever (including without limitation all modelling software in both source code and object code versions) and all documentation relating thereto; Internet websites; mask works and other semiconductor chip rights and registrations or renewals thereof; and all other intellectual property and proprietary rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

     4.19 Insurance. Section 4.19 of the Company Disclosure Letter contains a
          ---------
complete and correct list and summary description of all material insurance policies maintained (including directors' and officers' liability insurance) by or on behalf of the Company and its subsidiaries. The Company has made available to the Parent complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are valid and in full force and effect, and all premiums due thereon have been paid. The Company and its subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies (i) is on such terms (including, without limitation, as to
               -
deductibles and self- insured retentions), (ii) covers such categories of risk
                                            --
(including, without limitation, errors and omissions, property and casualty, directors' and officers' liability, and workers' compensation liabilities liability, securities liability, fiduciary liability, employment practices),
(iii) contains such deductibles and retentions, and (iv) is in such amounts as,
 ---                                                 --
with respect to each of the criteria set forth in the foregoing clauses (i) through (iv), is adequate and suitable for the business and operations of the Company and its subsidiaries.

     4.20 Rights Agreement. The Company Board has taken any and all necessary
          ----------------
action to authorize, and the Company has taken, or will take promptly, and notwithstanding any other provision of this Agreement will continue to take promptly, any and all necessary action to (i) render the Company's Rights
                                           -
Agreement dated January 24, 1997 between the Company and Norwest Bank Minnesota, N.A. as Rights Agent, as amended (the "Rights Agreement") inapplicable with
                                       ----------------
respect to the Offer and the Merger and (ii) ensure that (A) neither the Parent
                                         --               -
or the Purchaser nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered an Acquiring Person (as defined in the Rights Agreement), (B) the provisions of the
                                                        -
Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer or the Merger, and (C) the Offer shall
                                                              -
be considered a Permitted Offer (as defined in the Rights Agreement).

     4.21 Customers. Other than as set forth in Section 4.21 of the Company
          ---------
Disclosure Letter, since December 31, 2000 neither the Company nor any of its subsidiaries has received any written notice, or to the knowledge of the executive officers of the Company (as defined in Rule 3b-7 under the Exchange Act, but without giving effect to the last sentence thereof), any oral notice specifically providing, that (i) any customer of the Company or any of its
                              -
subsidiaries that accounted for in excess of $500,000 in gross revenues during the 12 month period ended December 31, 2000, as reflected on the audited statements of income and cash flows of the Company for such period, (x) has
                                                                     -
ceased, or will cease, transacting business with the Company or such subsidiary or (y) has materially reduced or will materially reduce the amount of business
    -
it transacts with the Company or such subsidiary; or (ii) any loss of customers
                                                      --
or other event described in the foregoing clauses (x) or (y) has occurred which, individually or in the aggregate, could reasonably be expected to result in a loss of gross revenues for the 12 month period ending December 31, 2001 in excess of $10,000,000, determined on a basis consistent with the historical consolidated statements of income and cash flows of the Company and its subsidiaries.

     4.22 Employment Agreements. The Company has entered into written employment
          ---------------------
agreements with each of the individuals listed in Section 4.22 of the Company Disclosure Letter in form satisfactory to the Parent (the "Key Employee
                                                           ------------

Contracts").  Each of the Key Employee Contracts is in full force and effect and
---------
the Company has not taken any action, or omitted to take any action, which action or omission contravenes or conflicts in any material respect with, results in a material violation or breach of, or constitutes a material default (or upon notice or lapse of time would constitute a material default) under, any of the Key Employee Contracts.

     4.23 Disclosure Documents.  The information with respect to the Company and
          --------------------
its subsidiaries that the Company furnishes to the Parent and the Purchaser for use in the Schedule TO or the other Offer Documents will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading at the time the Schedule TO or any other Offer Documents or any amendments or supplements thereto are mailed to the stockholders of the Company.

                                   ARTICLE V


                         REPRESENTATIONS AND WARRANTIES

                         OF THE PARENT AND THE PURCHASER
                         -------------------------------

     As of the date hereof and as of the Effective Date, the Parent and the Purchaser jointly and severally represents and warrants to the Company and agrees as follows:

     5.1 Existence; Good Standing; Corporate Authority. (i) The Purchaser is a
         ---------------------------------------------   -
corporation duly incorporated, validly existing and in good standing under the laws of Delaware; (ii) the Parent is a public limited company duly incorporated
                   --
and validly existing under the laws of England and Wales, and (iii) each of the
                                                               ---
Purchaser and the Parent has all requisite power and authority to own, lease and operate its properties and assets, and to carry on its business as now conducted, except in each case where the failure to be so organized, existing or in good standing or to have such power and authority would not, and would not reasonably be expected to, (x) have a material adverse effect upon the business,
                            -
operations, results of operations, assets or financial condition of either the Purchaser or the Parent or (y) materially adversely affect or delay the ability
                            -
of the Purchaser or the Parent to consummate the transactions contemplated hereby.

     5.2 Authorization, Validity and Effect of Agreements. Each of the Purchaser
         ------------------------------------------------
and the Parent has all requisite corporate power and authority to execute and deliver this Agreement and to approve, fund, effect and implement the Offer and the Merger and to consummate the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Purchaser and the Parent of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, and the execution and delivery of the Financing Letter (as defined in Section 5.7), have been duly and validly authorized by the respective Boards of Directors of the Purchaser and the Parent, as applicable, and no other corporate proceedings on the part of the Purchaser or the Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than (i) the Consent of the holders of
                                             -
preferred ordinary shares of the Parent (the "Preferred Stockholder Consent")
                                              -----------------------------
described in Section 5.2 of the disclosure letter delivered by the Parent and the Purchaser to the Company (the "Purchaser Disclosure Letter"), (ii) the
                                   ---------------------------     --
Required Stockholder Approvals (as defined in Section 5.3), and (iii) the
                                                                 ---
approval by the boards of directors of the Parent and the Purchaser of the Financing Documentation. This Agreement has been duly and validly executed and delivered by the Purchaser and the Parent, and (assuming this Agreement constitutes the valid and binding obligation of the Company) constitutes the valid and binding obligation of each of the Purchaser and the Parent, enforceable against the Purchaser and the Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or by general principles of equity.

     5.3 Voting Requirements. The only votes of the holders of any class or
         -------------------
series of shares or other securities of either the Parent or the Purchaser necessary to approve and adopt this Agreement and the transactions contemplated hereby are (i) the passing at an extraordinary general meeting of the
            -
stockholders of the Parent (an "Extraordinary General Meeting") (or an
                                -----------------------------
adjournment thereof) and at any separate class meeting or meetings of certain categories of such stockholders of the Parent which may be required (each, a "Class Meeting") of the resolutions described in Section 5.3 of the Purchaser
 -------------
Disclosure Letter by an affirmative vote of the stockholders representing 75% of the shares entitled to vote at the Extraordinary General Meeting and each Class Meeting (the "Required Stockholder Approvals"), in each case as necessary, inter
              ------------------------------
alia, to satisfy the conditions to the Consents disclosed in Section 5.2 and 5.4 of the Purchaser Disclosure Letter; (ii) the Preferred Stockholder Consent; and
                                     --
(iii) any vote of the stockholders of the Purchaser required under Section 251
 ---
or Section 253, as the case may be, of the DGCL. Prior to the date of this Agreement, (i) the Parent has been advised by the stockholders representing in
            -
excess of 50% of the issued ordinary shares of the Parent that they intend to enter into an irrevocable agreement to vote in favor of the resolutions described in Section 5.3 of the Purchaser Disclosure Letter and (ii) the Parent
                                                                 --
has obtained the Preferred Stockholder Consent, the effectiveness of which is conditioned upon receiving the Required Stockholder Approvals.

     5.4 No Violation. Neither the execution and delivery of this Agreement by
         ------------
the Purchaser and the Parent nor the consummation by them of the transactions contemplated hereby will (i) subject to the Preferred Stockholder Consent and
                          -
the Required Stockholder Approvals, violate, conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Purchaser or the Memorandum and Articles of Association, in each case as amended, of the Parent; (ii) other than as set forth in Section 5.4 of the
                         --
Purchaser Disclosure Letter, contravene, conflict in any material respect with, or result in a material violation or breach of, constitute a material default (or with notice or lapse of time or both, would constitute a material default) under, result in a right of termination of, or the creation of any

Encumbrance (other than Permitted Liens and any and all Encumbrances to be created in connection with the Financing Documentation (as defined in Section 6.14)) upon, any note, bond, mortgage, indenture, deed of trust, license, Permit, contract, agreement or commitment to which the Parent, the Purchaser or any of the Parent's other subsidiaries is a party, or by which any of their respective properties or assets is bound, and which is material to the business of the Parent and its subsidiaries taken as a whole; (iii) other than filings
                                                      ---
required under the HSR Act and filings pursuant to the EC Merger Regulation, the UK Fair Trading Act 1973 and similar applicable competition, merger control, antitrust or other laws, any applicable filings under federal and state securities laws or state anti-takeover laws or filings in connection with the maintenance of qualification to do business in other jurisdictions and any Consents required or permitted to be made or obtained in connection with any of the foregoing, require any Consent of any Governmental Entity, the lack of which individually or in the aggregate would prevent or materially delay the consummation of any of the transactions contemplated hereby; (iv) violate any
                                                              --
Laws applicable to the Purchaser or the Parent or any of their respective assets, except for violations which individually or in the aggregate would not materially impair the ability of the Parent or the Purchaser to consummate the transactions contemplated hereby or (v) violate any Laws material to the
                                     -
business of the Parent and its subsidiaries taken as a whole or any of their respective assets that are material to the business of the Parent and its subsidiaries taken as a whole.

     5.5 Ownership of Shares. Except as set forth in Section 5.5 of the
         -------------------
Purchaser Disclosure Letter, neither the Purchaser, the Parent nor any of their respective affiliates is the beneficial owner of any Shares, or is party to, or otherwise bound by, any agreement or arrangement regarding the voting of any Shares.

     5.6 Interim Operations of the Purchaser. The Purchaser was formed solely
         -----------------------------------
for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     5.7 Financing Letter. Attached to Section 5.7 of the Purchaser Disclosure
         ----------------
Letter is a copy of a financing letter (the "Financing Letter") from one or more
                                             ----------------
sources of financing (together with their affiliates, the "Financing Parties").
                                                           -----------------
The Financing Letter reflects the terms and conditions upon which the Financing Parties have agreed to make financing available to the Purchaser in amounts sufficient and on terms that would permit the Purchaser, subject to the terms and conditions therein, to consummate the Offer, the Merger and the other transactions contemplated hereby. As of the date of this Agreement, other than the Financing Letter, neither the Parent nor the Purchaser has any agreement or arrangement with any of the Financing Parties that relates to or materially affects the financing of the Offer, the Merger or the other transactions contemplated hereby.

     5.8 Disclosure Documents. The information with respect to the Parent, the
         --------------------
Purchaser and the Parent's other subsidiaries that the Parent furnishes to the Company for use in the Schedule 14D-9 or the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading at the time the Schedule 14D-9 or the Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of the Company.

                                   ARTICLE VI


                                    COVENANTS
                                    ---------

     6.1 Conduct of the Business of the Company. Except as contemplated by this
         --------------------------------------
Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary course of business, and will use reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its officers and employees. The Company will make its officers reasonably available to confer on a regular and frequent basis with representatives of the Parent to report upon the status of operations. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of the Parent:

          (a) amend its certificate of incorporation or by-laws (or equivalent instruments) adopt or implement any plan of consolidation, merger or reorganization, or amend the terms of its outstanding securities;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into shares of capital stock of any class, except as required by any Plan or Company Stock Option Plan existing as of the date hereof;

          (c) adjust, split, combine or reclassify any shares of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (d) (i) create, incur or assume any indebtedness (including
               -
     obligations in respect of capital leases) other than (x) indebtedness in a
                                                           -
     total aggregate amount of less than $1,000,000 or (y) trade indebtedness
                                                        -
     incurred in the ordinary course of business; (ii) except in the ordinary
                                                   --
     course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than any subsidiary of the Company; or (iii) make any loans, advances or capital
                                    ---
     contributions to, or investments in, any person other than the Company or any of the wholly-owned subsidiaries of the Company, except for loans or advances to employees or customers in the ordinary course of business;

          (e) except in the ordinary course of business, sell, transfer, lease, license, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of, any business, subsidiary, or assets (including without limitation, receivables, leasehold interests or Intellectual Property) that are material, individually or in the aggregate, to the Company;

          (f) make any capital expenditures in the aggregate for the Company and its subsidiaries in excess of $1,000,000;

          (g) (i) make any material Tax election, except in the ordinary course
               -
     of business, (ii) settle or compromise any pending or threatened suit,
                   --
     action, Tax audit or claim in which the amount involved is greater than $500,000 or which is material to the Company and its subsidiaries taken as a whole, (iii) amend any Tax Return of the Company or any of its
               ---
     subsidiaries which would result in the Company or any of its subsidiaries incurring or increasing the cumulative Tax liability of the Company and its subsidiaries for all Tax periods in any amount in excess of $500,000, or
     (iv) change any of its methods of reporting material items of income and
      --
     deductions for Tax purposes from those employed in the preparation of the Tax Returns of the Company for the taxable years ending December 31, 1999 and December 31, 2000, except as required by changes in law or regulation;

          (h) waive or amend any term or condition of any confidentiality or "standstill" or similar agreement to which the Company or any of its subsidiaries is a party, unless the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of the Company Board's fiduciary duties to the Company's stockholders under applicable law;

          (i) other than (i) agreements which are terminable at will by the
                          -
     Company or any of its subsidiaries without liability or (ii) entering into,
                                                              --
     in the ordinary course of business, employment and consulting agreements that provide for annual compensation on an individual basis, of no more than $75,000, enter into or amend any legally binding employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business of the Company and its subsidiaries;

          (j) permit any material insurance policy naming the Company or any subsidiary as a beneficiary or a loss payable payee to be canceled or terminated except upon the scheduled expiration thereof, provided that such policies are replaced upon expiration with comparable coverage not substantially less favorable to the Company;

          (k) except to the extent required by any existing collective bargaining agreement or by the terms of written employment agreements as in effect on the date of this Agreement, (i) increase the compensation payable
                                            -
     to or to become payable to, or pension or other fringe benefits or perquisites to its present or former directors, employees, officers or consultants, except for increases in the ordinary course of business in salaries or wages of (x) present employees who are not executive officers
                           -
     of the Company or any of its subsidiaries or (y) executive officers of the
                                                   -
     Company or any of its subsidiaries not to exceed $25,000 per individual or $200,000 in the aggregate, or (ii) accelerate the vesting, funding or payment of any compensation payment or benefit;

          (l) except as required under any existing collective bargaining agreement or unless doing so would not, individually or in the aggregate, result in increased liabilities or obligations on the part of the Company and its subsidiaries in excess of $500,000, enter into or adopt any new, or amend or renew any existing, Plan, any pension, retirement, profit or fringe or welfare benefit plan, policy agreement or arrangement or any collective bargaining agreement, other than as required by law;

          (m) except in the ordinary course of business or as otherwise permitted by this Section 6.1, (i) enter into any material lease, contract
                                     -
     or agreement or involving, individually or in the aggregate, obligations of the Company and its subsidiaries in excess of $500,000, (ii) modify, amend
                                                              --
     or terminate any material lease, contract or agreement to which the Company or any of its subsidiaries is a party that involved, individually or in the aggregate, payments or other consideration to or from the Company and its subsidiaries in excess of $500,000 or (iii) waive, release or assign any
                                            ---
     material rights or claims thereunder, having a value, individually or in the aggregate, of more than $500,000;

          (n) declare, set aside or pay any dividend or make any other distribution or payment with respect to any Shares or other capital stock or ownership interests (other than (A) with respect to the first and second
                                         -
     quarters of 2001 only, regular quarterly cash and stock dividends on the Common Stock with record and payment dates consistent with past practice, and in any case not to exceed $0.07 per share per quarter, and (B)
                                                                     -
     dividends and other distributions paid in the ordinary course of business by any subsidiary to the Company or another wholly-owned subsidiary);

          (o) directly or indirectly redeem, re-purchase or otherwise acquire any shares of capital stock or other securities of or ownership interests in the Company or of any of its Subsidiaries, except as required under any Plans or Company Stock Option Plans;

          (p) settle or compromise any pending or threatened Litigation, other than (x) settlements of Litigations which involve solely the payment of
           -
     money (without admission of liability) not to exceed $100,000 in any one case or $500,000 in the aggregate and (y) any Litigation by the Company or
                                            -
     any of its subsidiaries against the Parent, the Purchaser or any of the Parent's other subsidiaries;

          (q) except as required by the SEC, GAAP or applicable law, adopt any change to any of its accounting principles, practices or methods;

          (r) acquire (i) by merging or consolidating with, or by purchasing a
                       -
     substantial portion of the assets of, or by any other manner, any businesses or any corporations, partnerships, joint ventures, associations or other business organizations or division thereof having, individually or in the aggregate, a fair market value of $500,000 or more or (ii) any
                                                                   --
     assets that are material, individually or in the aggregate, to the Company, except purchases in the ordinary course of business;

          (s) take any action that would, or would reasonably be expected to,
     (i) materially impair the ability of the Company, the Parent or the
      -
     Purchaser to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation, (ii) result in any of
                                                          --
     the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality in relation to a Material Adverse Effect becoming untrue, or any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) result in any of the conditions to the Offer set forth in
                  ---
     Annex A or to the Merger set forth in Article VII not being satisfied; or

          (t) agree or commit to do any of the foregoing.

     6.2 Access to Information. From the date hereof to the Effective Time, but
         ---------------------
subject to applicable confidentiality agreements creating obligations to others and excluding information provided to the Company Board with respect to this Agreement and the transactions contemplated hereby, the Company shall, shall cause its subsidiaries, officers, directors and employees to, and shall use its reasonable best efforts to cause its auditors and other agents to, afford the officers, employees, auditors and other agents of the Parent, and representatives of and advisors to financing sources, reasonable access during normal business hours to its officers, employees, agents, properties, offices, plants and other facilities and to all books, records (including, without limitation, Tax returns and work papers of the Company's independent auditors) and contracts, and shall furnish the Parent and such financing sources with all financial, operating and other data and information as the Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request. The Company will promptly furnish to the Parent, at the Parent's expense and subject to the Confidentiality Agreement, a copy of each material document filed or received by it pursuant to the Federal, state, local, and foreign securities laws or Tax laws or any Environmental Laws, and of such other documents as the Parent may reasonably request. Notwithstanding termination of this Agreement, the terms of the Confidentiality Agreement shall apply to all information that is furnished under this Agreement by the Company or its agents to the Parent, the Purchaser or any agent thereof. In addition, notwithstanding anything to the contrary in this Section 6.2 or elsewhere in this Agreement, neither the Company nor any of its subsidiaries, officers, directors, employees, auditors, agents, representative or advisors shall have any obligation to provide to the Parent or the Purchaser or any of their representatives or advisors any information (i)
                                                                           -
regarding litigation or other legal proceedings between the Company or any of its subsidiaries, on the one hand, and the Parent, the Purchaser or any of their affiliates, on the other hand or (ii) regarding the matters set forth in Section
                                  --
6.2 of the Company Disclosure Letter.

     6.3 Stockholder Approvals.
         ---------------------

     (a) If required by applicable law in connection with the consummation of the Merger, as soon as practicable following the purchase of the Shares pursuant to the Offer, the Company, acting through the Company Board shall, in accordance with applicable law, take all steps necessary to duly call, set a record date for, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") as soon as practicable for the purpose of
 ---------------------------
adopting and approving this Agreement and the transactions contemplated hereby. At such meeting, the Parent and the Purchaser will each vote, or cause to be voted, all Shares acquired in the Offer or otherwise beneficially owned by it or any of its subsidiaries on the record date for such meeting, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

     (b) The Company shall, if required by law in connection with the consummation of the Merger, as soon as practicable following the expiration of the Offer, prepare and file a preliminary proxy statement or, if permitted by applicable law, including the Exchange Act, an information statement that complies with Regulation 14C thereunder (in either case, the "Proxy Statement")
                                                              ---------------
with the SEC, and shall use all reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with the Parent, to respond promptly to any comments made by the SEC or its staff with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC and its staff. The Company shall give the Parent and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto, prior to their being filed with the SEC. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Proxy Statement will contain the recommendations of the Company Board as set forth in Section 1.2(a), except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger in accordance with Section 6.7(b), and the Company Board will use all reasonable efforts to obtain the Company Stockholder Approval. If at any time prior to the Company Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement.

     (c) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement or otherwise supplied by the Company to its stockholders, including any amendments to any of the foregoing, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the foregoing shall not apply to
                      --------
information supplied by or on behalf of Parent or the Purchaser specifically for inclusion or incorporation by reference in any such document.

     (d) Notwithstanding the foregoing, if after the expiration of the Offer the Purchaser shall be the owner of at least 90 percent of the outstanding Shares, the parties hereto shall, at the request of the Parent or the Purchaser, take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer and compliance with any applicable rules of the SEC, without a meeting of shareholders of the Company, if practicable, in accordance with Section 253 of the DGCL.

     6.4 Reasonable Best Efforts. Subject to the terms and conditions provided
         -----------------------
in this Agreement, each of the parties hereto agrees to use all its reasonable best efforts to take, or cause to be taken, promptly all action, and to do, or cause to be done, promptly all things necessary, proper or advisable to fulfill and perform its obligations hereunder, to ensure that the conditions set forth in Annex A hereto and Article VII hereof are satisfied, and otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its reasonable best efforts (i) to obtain all necessary Consents, (ii) to effect all necessary
         -                                     --
registrations and filings, subject, however, to any approval of the Merger by the stockholders of the Company required by law, and (iii) to obtain the
                                                      ---
Required Stockholder Approvals.

     6.5 Certain Filings, Consents and Arrangements. The Parent, the Purchaser
         ------------------------------------------
and the Company shall use their reasonable best efforts (i) to make promptly any
                                                         -
required submissions under the HSR Act, the EC Merger Regulation, the UK Fair Trading Act 1973 and any other applicable competition, merger control or similar law with respect to the Merger and the transactions contemplated by this Agreement, and (ii) to obtain those Consents identified in Section 5.4 of the
                --
Purchaser Disclosure Letter. Each of the Company, the Parent and the Purchaser shall use its respective reasonable best efforts to obtain all Consents as are required to be obtained from other parties to loan agreements or other Contracts material to its respective business in connection with the consummation of the Merger, including without limitation, in the case of the Company, those filings and Consents identified on Section 4.6 of the Company Disclosure Letter.

     6.6 Public Announcements. The Parent and the Company will consult with each
         --------------------
other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

     6.7 No Solicitation.
         ---------------

     (a) The Company and its subsidiaries shall, and shall direct and cause their respective officers, directors, employees, representatives and agents to, immediately cease all activities, discussions or negotiations, if any, with any parties other than the Purchaser and the Parent conducted prior to the date hereof with respect to an Acquisition Proposal and, to the extent within its power and consistent with any confidentiality or similar agreements, to recover or cause to be destroyed all information concerning the Company and its subsidiaries in the possession of such parties and their affiliates, representatives and advisers. The Company and its subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit,
                                                                 -
initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations
                         --
regarding an Acquisition Proposal; provided, however, that if, at any time prior
                                   --------  -------
to the adoption of this Agreement by the holders of Common Stock, a majority of the Company Board determines in good faith, after consultation with outside legal counsel of nationally-recognized standing ("Outside Counsel"), that
                                                  ---------------
failure to do so would or could reasonably be expected to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company, subject to compliance with Section 6.7(c), response to an Acquisition Proposal that (I) was unsolicited or that did not otherwise result from a breach
               -
of this Section 6.7(a), and (II) constitutes a Superior Proposal, may (x)
                             --                                        -
furnish non-public information with respect to the Company and its subsidiaries to the party who made such Acquisition Proposal pursuant to a confidentiality agreement substantially in the form of the Confidentiality Agreement (including the standstill provisions),
(y) participate in negotiations regarding such Acquisition Proposal and (z) take
 -                                                                       -
any of the actions set forth in Section 6.7(b) hereof in accordance with the terms thereof. For purposes of this Agreement, "Acquisition Proposal" means (A)
                                                --------------------         -
any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or any of its subsidiaries or the direct or indirect acquisition or purchase of 20% or more of the outstanding shares of any class of outstanding equity securities of the Company or any of its subsidiaries (except as may be explicitly permitted by this Agreement), (B) any tender offer or exchange offer that if consummated
                  -
would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or (C) any merger,
                                                                 -
consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than, in each case, the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior
                                                                   --------
Proposal" means any bona fide written proposal submitted to the Company or
--------
Company Board by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all of the voting power of the Common Stock of, or all or substantially all of the assets of, the Company and its subsidiaries which the Company Board determines in good faith after (i) taking into account all relevant factors, facts and
                     -
circumstances including without limitation (x) the respective terms, conditions
                                            -
and structure of the transaction contemplated by this Agreement and the transaction contemplated by such written proposal, including without limitation, pricing terms, the type of consideration, financing conditions and contingencies, regulatory conditions and impediments, other conditions, termination rights, break-up or similar fees, expense reimbursement obligations and the timing of the closing of the transaction, (y) the likelihood that each
                                                   -
such transaction will be consummated and (z) any changes to the terms of this
                                          -
Agreement which as of the time of determination had been proposed by the Parent or the Purchaser, and (ii) consulting with a financial advisor of nationally
                       --
recognized standing, is more favorable to the Company's stockholders than the Offer and the Merger.

     (b) Neither the Company Board nor any committee thereof shall (i) withdraw
                                                                    -
or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the approval or recommendation by such Company Board or such committee of this Agreement, the Offer or the Merger, (ii) approve or recommend,
                                                       --
or propose to approve or recommend, an Acquisition Proposal or (iii) cause the
                                                                ---
Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to an
                                  ---------------------
Acquisition Proposal unless, in each case, (A) the Company Board shall have (x)
                                            -                                -
complied with this Section 6.7 and (y) determined in good faith, after
                                    -
consultation with Outside Counsel, that failure to do so would or could reasonably be expected to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, (B) the Company simultaneously
                                              -
therewith terminates this Agreement pursuant to Section 8.1(e)(iv) and (C) no
                                                                        -
such action
is taken earlier than the second full business day following the Parent's receipt of written notice of the intention of the Company Board to do so.

     (c) The Company shall promptly (but in any event within one business day) advise the Parent and the Purchaser orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep the Parent and the Purchaser informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     (d) Nothing contained in this Section 6.7 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with Outside Counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of
                --------  -------
Directors nor any committee thereof shall, except as permitted by Section 6.7(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the
                                               --------  -------
taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to the Merger for purposes hereof.


     6.8 Indemnification, Exculpation and Insurance.
         ------------------------------------------

     (a) The parties hereto agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time.

     (b) For not less than six years after the Effective Time, the Parent shall maintain in effect the Company's current directors' and officers' liability insurance policy covering each person currently covered by such policy for acts and omissions occurring prior to the Effective Time on terms with respect to coverage and amounts that are no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided, however, that (i) the Parent may substitute therefor
                --------  -------        -
policies of a reputable insurance company the material terms of which, including coverage and amounts, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required by this Section 6.8(b) and (ii) in no event shall the Parent and its subsidiaries
                         --
be required to pay annual aggregate premiums for insurance under this Section 6.8(b) in excess of 150% of the annual aggregate premiums currently paid by the Company in respect of such coverage (the "Current Annual Premium"); provided
                                          ----------------------    --------
further, however, that the Parent shall nevertheless be obligated to provide
-------  -------
such coverage as may be obtained for 150% of the Current Annual Premium. The Company represents that the Current Annual Premium does not exceed $750,000.

     (c) In the event that the Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and
                       -
is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its
              --
properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, the Parent will either guarantee the indemnification obligations referred to in Section 6.8(a) or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

     (d) The provisions of this Section 6.8 are for the benefit of, and will be enforceable by, each indemnified party and his or her heirs.

     6.9 Employees and Employee Benefit Plans. From and for a period of twelve
         ------------------------------------
months after the Effective Time, the Parent will cause the Surviving Corporation and its subsidiaries to maintain employee compensation policies and benefit plans for their respective employees that, in the aggregate, are substantially similar to either, in the discretion of the Parent, (i) the compensation
                                                     -
policies and Plans of the Company and its subsidiaries as of the date hereof, or
(ii) those provided by the Parent and its affiliates to similarly situated
 --
employees employed by companies in substantially similar businesses to that engaged in by the Company. From and after the Effective Time, the Parent will and will cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms, the employment, severance, indemnification or similar agreements between the Company and its subsidiaries and certain employees (the "Employment Agreements") and each and every Plan. To the extent
                ---------------------
that employees of the Surviving Corporation or its subsidiaries become eligible to participate in any employee benefit plan of the Parent or any of its affiliates after the Effective Time, the Parent shall cause to be recognized thereunder the service of such employees with the Company or its subsidiaries completed prior to the Effective Time for all purposes of eligibility to participate and vesting in its benefit plans (but not for purposes of benefit accrual). If any employee is terminated following the purchase of Shares pursuant to the Offer, the employee shall be paid for his accrued but unused vacation time for periods prior to the Effective Time. Any benefit plan which provides medical, dental or life insurance benefits after the Effective Time to any individual who was an employee of the Company or its subsidiaries (or a dependent thereof) shall, with respect to such individuals, waive any waiting periods and any pre-existing conditions and actively-at-work exclusions applicable to such individuals and shall provide that any expenses incurred on or before the Effective Time by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible or coinsurance provisions.

     6.10 Notification of Certain Matters. The Company will give prompt notice
          -------------------------------
orally and in writing to the Parent and the Purchaser, and the Parent and the Purchaser will give prompt notice to the Company, of the occurrence or non-occurrence of any event likely to cause (a) any representation or warranty
                                         -
contained in this Agreement which is qualified by materiality or by reference to a Material Adverse Effect to be untrue or inaccurate in any respect or any representation or warranty which is not so qualified to be untrue or inaccurate in any material respect, (b) any failure of the Company, or of the Parent or the
                          -
Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement, (c) a
                                                                     -
Material Adverse Effect on such party, or (d) any of the conditions specified in
                                           -
Annex A or Article VIII to fail to be satisfied, provided that the delivery of any notice pursuant to this Section 6.10 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties hereunder or the remedies available under this Agreement to the party receiving such notice.

     6.11 Anti-takeover Statutes. The Company shall use its best efforts to
          ----------------------
ensure that no state takeover statute or similar law becomes applicable to the Merger or the other transactions contemplated hereby. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute is or shall become applicable to the Offer, Merger or other transactions contemplated hereby, the Company and the members of the Company Board shall grant such approvals and, subject to the Company's rights under Section 6.7, take such actions as are necessary (including, without limitation, amending the Offer) so that the Offer, Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such anti-takeover statute on the transactions contemplated hereby.

     6.12 Stockholder Litigation. The Company shall consult with the Parent and
          ----------------------
keep the Parent regularly apprised as to the status of any stockholder litigation against the Company and/or its directors and officers, whether or not relating to the transactions contemplated by this Agreement, and shall not enter into any settlement of any such stockholder litigation without the consent of the Parent.

     6.13 Availability of Witnesses. This Company will use its reasonable best
          -------------------------
efforts to procure that any employee of the Company that is a potential key witness in any matter disclosed in Section 4.8 of the Company Disclosure Letter will enter into a severance agreement containing the provision set forth in
Section 6.13 of the Company Disclosure Letter hereto prior to any proposed termination of such person's employment with the Company (regardless of whether such termination is proposed by the Company or by such employee).

     6.14 Execution of Financing Documentation. The Parent and the Purchaser
          ------------------------------------
shall use their respective reasonable best efforts to ensure that on or before May 6, 2001 (the "Financing Documentation Deadline"), they shall have entered
                  --------------------------------
into a definitive loan or credit agreement or facility providing for financing of the type contemplated by the Financing Letter (the "Financing
                                                       ---------
Documentation"); provided, however, that this Section 6.14 shall not require the
-------------    --------  -------
Parent or the Purchaser to enter into Financing Documentation with terms or conditions materially more burdensome to the Parent and the Purchaser than those contained in the Financing Letter. The Parent shall keep the Company apprised about, and shall promptly respond to the Company's reasonable inquiries regarding, the status of the negotiations and preparation of the Financing Documentation and shall provide the Company and its counsel with copies of substantially final drafts and execution copies of the Financing Documentation.

     6.15 Obtaining Stockholder Approvals. The Parent and the Purchaser shall
          -------------------------------
use their respective reasonable best efforts to ensure that on or before April 23, 2001 (the "Stockholder Approval Deadline"), they shall have obtained
               -----------------------------
irrevocable agreements to vote in favor of the matters referred to in clause (i)
                                                                              -
of Section 5.3 hereof from stockholders representing a sufficient number of shares to pass the Required Stockholder Approvals. The Parent agrees to take, or cause its affiliates to take, any and all actions necessary under Section 251 and Section 253 of the DGCL in order to consummate the Offer, the Merger and the other transactions contemplated hereby, including, without limitation, voting in favor of the Merger.

     6.16 Repayment of Company Indebtedness. The Company agrees (i) to cooperate
          ---------------------------------                      -
reasonably with the Parent and the Purchaser in obtaining financing for the Offer and the Merger, including without limitation, providing (subject to customary confidentiality arrangements reasonably satisfactory to the Company) the Financing Parties and any other prospective finance provider with such information as such Financing Party or other prospective finance provider may reasonably request, and (ii) to use its reasonable best efforts to effect the
                         --
repayment, without penalty, of all of the Company's existing indebtedness upon or prior to the consummation of the Offer, using the proceeds of facilities available to Parent and its subsidiaries for such purpose; provided that nothing
                                                           --------
in this Section 6.16 shall require the Company or any of its subsidiaries to take any action that could have a material adverse effect upon the business, financial condition, results of operations or assets of the Company or any such subsidiary in the event that the transactions contemplated hereby shall not be consummated.

     6.17 Stay of Litigation. Upon execution of this Agreement, the parties
          ------------------
shall immediately take, and shall cause their respective affiliates and the officers, directors and employees of themselves and their affiliates to take, all actions, including the filing of all motions and stipulations, that shall be necessary to obtain entry of the stay orders attached hereto as Exhibit A.

     6.18 Further Assurances. At and after the Effective Time, the officers and
          ------------------
directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or the Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name of and on behalf of the Company or the Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VII

                               CLOSING CONDITIONS
                               ------------------

     7.1 Conditions to the Obligations of the Parent, the Purchaser and the
         ------------------------------------------------------------------
Company. The respective obligations of each party to effect the Merger shall be
-------
subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) The Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof, provided that the obligation of the Parent and the Purchaser to effect the
--------
Merger shall not be conditioned on the fulfillment of the condition set forth in this subsection (a) if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of this Agreement.

     (b) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any Governmental Entity of competent jurisdiction that prevents the consummation of the Merger or makes such consummation illegal, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided that the party seeking to avoid its
                                  --------
obligations pursuant to this Section 7.1(b) shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     (c) If required under applicable law, this Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Shares in accordance with the Constituent Documents of the Company and the DGCL.

     (d) The waiting periods (and any extension thereof) applicable to the transactions contemplated hereunder under the HSR Act and any applicable competition, merger control, antitrust or other regulatory laws shall have been terminated or shall have expired and any necessary Consents with respect to such transactions under any such laws (including, without limitation, Consents under the EC Merger Regulation, the UK Fair Trading Act 1973 and the Consent of the UK Personal Investment Authority) shall have been obtained (the "Competition and
                                                              ---------------
Regulatory Law Condition").
------------------------

     7.2  Conditions to the Obligations of the Parent and the Purchaser.  The
          -------------------------------------------------------------
obligations of the Parent and the Purchaser to consummate the Merger are subject to the Company's performance at or before the Effective Time of its obligations under Section 1.3(a).

                                  ARTICLE VIII

                          TERMINATION AND ABANDONMENT
                          ---------------------------

     8.1  Termination.  This Agreement may be terminated, and the offer and the
          -----------
Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

     (a) by mutual consent of the Parent and the Company;

     (b) by any of the Parent, the Purchaser or the Company if at least that number of Shares required by the Minimum Condition to be tendered shall not have been purchased in the Offer on or before July 31, 2001, provided that the right
                                                        --------
to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement in all material respects has been the cause of, or resulted in, the failure of the Offer or the Merger, as the case may be, to occur on or before the aforesaid date;

     (c) by any of the Parent, the Purchaser or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by the Parent or the Purchaser, the Purchaser shall not have been required by the terms of the Offer or this Agreement to purchase any Shares pursuant to the Offer;

     (d) by any of the Parent, the Purchaser or the Company (by action of the Continuing Directors only following the purchase of Shares pursuant to the Offer), if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift) restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action shall have become final and non-appealable;

     (e) by the Company:

          (i) if the Parent or the Purchaser shall have failed to commence the Offer or failed to pay for Shares pursuant to the Offer in each case in accordance with Section 1.1(a), provided that (in the case of failure to
                                     --------
     pay for Shares) the conditions to the Offer set forth in Annex A shall have been satisfied or either the Parent or the Purchaser has used their reasonable best efforts to ensure that such conditions have been or can be satisfied and provided further that the Company may not terminate this
                   -------- -------
     Agreement pursuant to this Section 8.1(e)(i) if the Company is at such time in breach of its obligations under this Agreement such as to cause a Material Adverse Effect;

          (ii) if any of the respective representations and warranties of the Parent or the Purchaser that are qualified as to materiality shall not have been true and correct or any such representations and warranties that are not so qualified shall not have been true and correct in all material respects, in each case as of the date when made or deemed made, which failure to be true and correct or true and correct in all material respects is not reasonably capable of being cured by the reasonable best efforts of the Parent or the Purchaser within 30 days of the receipt by the Parent of written notice thereof;

          (iii) if the Parent or the Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant applicable thereto to be performed or complied with by it prior to the time of determination which failure is not reasonably capable of being cured by the reasonable best efforts of the Parent or the Purchaser within 30 days of the receipt by the Parent of written notice thereof; or

          (iv) if the Company takes any of the actions described in Section 6.7(b), provided, that the Company has complied with the provisions of
             --------
     Sections 6.7(b) and (c);

          (v) if (A) on or before the Financing Documentation Deadline, the
                  -
     Parent and the Purchaser shall have failed to enter into the Financing Documentation, (B) the amount of financing available to the Purchaser under
                     -
     the Financing Documentation shall be insufficient to consummate the Offer, the Merger and the other transactions contemplated hereby, (C)
                                                                 -
     the Financing Documentation contains conditions which make the consummation of the Offer, the Merger and the other transactions contemplated hereby materially less likely than would be the case if the Financing Documentation contained only those conditions described in the Financing Letter or (D) as of the Financing Documentation Deadline, (x) the Financing
                -                                               -
     Documentation shall not be in full force and effect or any party thereto shall be in material breach or default thereunder or (y) the Parent or the
                                                           -
     Purchaser shall have received any written or oral notice from the Financing Parties that the Financing Parties do not intend to provide the financing contemplated by the Financing Documentation (it being understood and agreed that the Parent shall promptly notify the Company of the Parent's receipt of any such notice); provided, however, that the Company can only exercise
                          --------  -------
     its right of termination pursuant to this Section 8.1(e)(v) during the three business day period immediately following the date of the Financing Documentation Deadline (the "Financing Termination Period").
                                  ----------------------------

     (f) by the Parent or the Purchaser:

          (i) if the Offer has expired and, pursuant to Section 1.1 hereof, the Purchaser is neither required to accept and pay for the Shares tendered into the Offer nor extend the expiration date of the Offer or if any of the events or circumstances set forth in Annex A hereto shall have occurred and shall not be reasonably capable of being cured by the reasonable best efforts of the parties hereto prior to the last date to which the Parent and the Purchaser are required to extend the Offer pursuant to Section 1.1;

          (ii) if due to an occurrence, not resulting from a breach by the Parent or the Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, the Parent or the Purchaser shall have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer;

          (iii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the
                                                  -
     failure of a condition set forth in paragraph (d) or (e) of Annex A hereto and (B) cannot be or has not been cured, in all material respects, within
          -
     30 days after the giving of written notice to the Company;

          (iv) if, whether or not permitted to do so, the Company shall have taken any of the actions described in Section 6.7(b) or if the Company Board shall have resolved to take any such action.

          (v) if prior to the purchase of Shares pursuant to the Offer, the Purchaser has failed to satisfy the Financing Condition; provided that
                                                              --------
     neither the Parent nor the Purchaser may terminate this Agreement pursuant to this Section 8.1(f)(v) until after the expiration of the Financing Termination Period; and provided further, that the Purchaser may not
                             -------- -------
     terminate this Agreement pursuant to this Section 8.1(f)(v) during any extension of the Offer made at the request of the Company pursuant to
     Section 1.1(a).

     (g) by any of the Parent, the Purchaser or the Company if on or before the Stockholder Approval Deadline, the Parent and the Purchaser shall have failed to obtain irrevocable agreements sufficient to obtain the Required Stockholder Approvals.

     8.2 Procedure and Effect of Termination. In the event of termination and
         -----------------------------------
abandonment of the Merger by the Parent, the Purchaser or the Company pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties hereto, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Purchaser agrees that any termination by the Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, provided that any termination shall be without prejudice to the rights of any party hereto arising out of breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in the last sentence of
Section 1.2(c), the last sentence of Section 6.2 and this Article VIII and
Article X shall in any event survive any termination.

     8.3 Fees and Expenses.
         -----------------

     (a) Except as otherwise provided herein and as provided below in this
Section 8.3, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. Transfer, sales, stamp and other similar Taxes directly or indirectly incurred as a result of the transactions contemplated by this Agreement shall be paid by the Company.

     (b) The Company shall promptly reimburse the Parent, or cause the Parent to be reimbursed, for all Parent Expenses, up to a maximum of $1.5 million, if this Agreement is terminated (x) by the Parent or the Purchaser pursuant to Section
                         -
8.1(f)(iv) or (y) by the Company pursuant to Section 8.1(e)(iv). For the
               -
purposes of this Agreement, the term "Parent Expenses" means all documented
                                      ---------------
reasonable out-of-pocket expenses incurred by the Parent and its affiliates in connection with or arising out of the Offer, the Merger, this Agreement and the transactions contemplated hereby (including, without limitation, amounts paid or payable to investment bankers, lead banks, dealer-managers and information agents, fees and expenses of counsel, accountants and consultants, commitment fees, underwriting fees and all printing and mailing costs), so long as such expenses are incurred prior to the termination hereof.

     (c) The Company shall promptly pay, or cause to be paid, to the Parent a fee equal to $4.5 million (the "Termination Fee"), payable in same day funds, if
                                ---------------
this Agreement is terminated (x) by the Parent or the Purchaser pursuant to
                              -
Section 8.1(f)(iv) or (y) by the Company pursuant to Section 8.1(e)(iv) and, in
                       -
either case, the Company, within six months of such termination enters an Acquisition Agreement with a party other than the Parent, the Purchaser or any of their affiliates pursuant to which an Acquisition Proposal is consummated. In addition, whenever a Termination Fee is paid to the Parent, the Company shall promptly reimburse the Parent, or cause the Parent to be reimbursed, for all Parent Expenses not already reimbursed pursuant to Section 8.3(b), up to a maximum of $2.7 million.

     (d) If the Company exercises its right of termination pursuant to Section 8.1(e)(v), the Parent shall promptly reimburse the Company for all Company Expenses, up to a maximum of $750,000. If any of the Parent, the Purchaser or the Company exercise its right of termination pursuant to Section 8.1(g), the Parent shall promptly reimburse the Company for all Company Expenses, up to a maximum of $250,000. For the purposes of this Agreement, the term "Company
                                                                   -------
Expenses" means all documented reasonable out-of-pocket expenses incurred by the
--------
Company and its affiliates in connection with or arising out of the Offer, the Merger, this Agreement and the transactions contemplated hereby (including, without limitation, fees and expenses of counsel, accountants and consultants and all printing and mailing costs), so long as such expenses are incurred following to the date of this Agreement but prior to the termination hereof.

     (e) Any Termination Fee and reimbursement of Parent Expenses shall be paid by wire transfer of same day funds to an account designated by the Parent within two Business Days after a demand for payment by the Parent following termination of this Agreement, provided that in the event of a termination of the Agreement under Section 8.1(e)(iv), the Termination Fee and reimbursement of Parent Expenses shall be paid as therein provided as a condition to the effectiveness of such termination.

     (f) Each of the Parent, the Purchaser and the Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser, the Parent and the Company would not enter this Agreement; accordingly, the Company agrees that in the event that the Company shall fail to pay any Parent Expenses or the Termination Fee when due, and the Parent agrees that in the event the Parent shall fail to pay any Company Expenses when due, Parent Expenses, the Termination Fee or the Company Expenses, whichever may be due, shall be deemed to include the costs and expenses actually incurred or accrued by the Parent and the Purchaser, or by the Company as the case may be, (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Parent Expenses, Termination Fee or Company Expenses, commencing on the date that such Parent Expenses, Termination Fee or Company Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 1.00%.

                                   ARTICLE IX

                              FINANCING CONDITION
                              -------------------

     9.1 Financing Condition. The Company acknowledges and agrees that the
         -------------------
obligation of the Purchaser and the Parent to consummate the Offer is subject to, in addition to the other Offer Conditions set forth in Annex A, the Purchaser obtaining sufficient financing on terms and conditions satisfactory to the Purchaser to enable consummation of the Offer and the Merger (the "Financing
                                                                       ---------
Condition"). Purchaser agrees to use its good faith, reasonable best efforts to
---------
satisfy the Financing Condition.

                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

     10.1 Amendment and Modification. Subject to applicable law and to the
          --------------------------
provisions of Section 1.3(c), this Agreement may be amended, modified or supplemented only by written agreement of the Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein, provided that after the Company Stockholder Approval has been obtained, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders.

     10.2 Procedure for Termination, Amendment, Extension or Waiver. A
          ---------------------------------------------------------
termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 10.1 or a waiver pursuant to Section 10.3 shall, in order to be effective, require in the case of the Parent, the Purchaser or the Company, action by its board of directors or the duly authorized designee of its board of directors; provided, however, that in the event that the Purchaser's designees are appointed or elected to the Company Board as provided in Section 1.3, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required by the Company to (i) amend or terminate
                                                          -
this Agreement by the Company, (ii) exercise or waive any of the Company's
                                --
rights or remedies under this Agreement, including, without limitation, the Company's rights under Section 6.7 hereof, (iii) extend the time for performance
                                            ---
of the Parent's and the

Purchaser's respective obligations, (iv) take any action to amend or otherwise
                                     --
modify the Company's Constituent Documents, or (v) take any action that would
                                                -
adversely affect the rights of the stockholders of the Company or the holders of Options with respect to the transactions contemplated hereby.

     10.3 Waiver of Compliance; Consents. Any failure of the Parent or the
          ------------------------------
Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived or the time for performance of any of the obligations of any of the parties by the Company, the Parent or the Purchaser, respectively, extended only by a written instrument signed by the party granting such waiver or extension (and, in the case of the Company, approved in accordance with the provisions of Section 1.3(c), if applicable), but such waiver, extension or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, extension with respect to or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent, waiver or extension shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3. The Purchaser hereby agrees that any consent or waiver of compliance or extension of time for performance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

     10.4 Nonsurvival of Representations and Warranties. None of the
          ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

     10.5 Disclosure Letter. The Company Disclosure Letter and the Purchaser
          -----------------
Disclosure Letter are hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement. No disclosure in the Company Disclosure Letter or the Purchaser Disclosure Letter shall be deemed to be an admission or representation as to the materiality of the item so disclosed.

     10.6 Notices. Any notice required to be given hereunder shall be sufficient
          -------
if in writing and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Purchaser or the Parent:         If to the Company:

Benfield Greig Group PLC                   E.W. Blanch Holdings, Inc.
55 Bishopsgate                             500 North Akard
London EC2N 3BD                            Suite 4500
United Kingdom                             Dallas, Texas 75201
                                           U.S.A.

Telephone:  44 20 7578 7000                Telephone:  1 214 756 7000
Facsimile:  44 20 7578 7001                Facsimile:  1 214 756 7001
Attention:  Timothy J. Burton, Group       Attention:  Daniel O'Keefe
            Legal Counsel                              General Counsel

With a copy to:                            With a copy to:

Debevoise & Plimpton                       Fried Frank Harris Shriver and
International Financial Centre             Jacobson
Tower 42                                   One New York Plaza
Old Broad Street                           New York, New York 10004
London EC2N 1HQ                            U.S.A.
United Kingdom

Telephone:  44 20 7786 9000              Telephone:  1 212 859 8000
Facsimile:  44 20 7588 4180              Facsimile:  1 212 859 4000
Attention:  Andrew L. Sommer, Esq.       Attention:  Stephen Fraidin, Esq./
                                                     Thomas W. Christopher, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date and time of the confirmation of such telecommunication or the receipt of such personal delivery or mailing. In addition, such notice shall be deemed delivered as of the date communicated orally to the relevant person set forth above, provided
                                                                     --------
that messages of any kind shall not constitute valid notice, and provided
                                                                 --------
further that such oral communication shall constitute valid notice only if, and
-------
only to the extent that, it is followed within six hours by a written confirmation sent to the appropriate party by facsimile transmission.

     10.7 Assignment; Parties in Interest. This Agreement and all of the
          -------------------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (except that the Purchaser may assign to the Parent or any other direct or indirect wholly-owned subsidiary of the Parent any and all rights and obligations of the Purchaser under this Agreement or the Purchaser's right to purchase Shares pursuant to the Offer, provided that any such assignment will not relieve the Parent or the Purchaser from any of its obligations under this Agreement). Except for Section 1.3(c) which is intended for the benefit of the Company's stockholders other than the Parent and its affiliates, and Section 6.8, which is intended for the benefit of the current former directors and officers of the Company, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies under or by reason of this Agreement.

     10.8 Specific Performance. The parties hereto agree that irreparable damage
          --------------------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.9 Governing Law. This Agreement shall be governed by the laws of the
          -------------
State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each of the parties hereto irrevocably consents to the jurisdiction of any state or federal court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon it in any manner authorized by the laws the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction or such process.

     10.10 Counterparts. This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Entire Agreement. This Agreement, including the annexes and the
           ----------------
exhibits and schedules to this Agreement, and the Confidentiality Agreement (as amended through the date hereof), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter.

     10.12 Investigations. No action taken pursuant to this Agreement,
           --------------
including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

     10.13 Severability. Any term or provision of this Agreement which is
           ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.14  Interpretation; Definitions.
            ---------------------------

     (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, (i) the term "person" shall
                                                  -
mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "business day" means any day on which commercial
                 --
banks are open for business in New York, New York other than a Saturday, Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States; (iii) the terms
                                                       ---
"affiliate" and "associate" shall have the meanings set forth in Rule l2b-2 of the General Rules and Regulations promulgated under the Exchange Act, (iv) the
                                                                       --
term "ordinary course of business" shall mean the ordinary course of business consistent with past practices; (v) the term "subsidiary" of any specified
                                 -
corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation; (vi) the phrase "to
                                                             --
the knowledge" of any specified corporation shall refer to the actual knowledge of the directors or senior officers (including the general counsel or principal legal officer) of such corporation, after due inquiry.

     (b) The following terms shall have the following meanings ascribed to them:

     "Company Stock Option Plans" means (i) the Company's Employee Stock
      --------------------------         -
Purchase Plan, (ii) the Company's 1993 Stock Incentive Plan, (iii) the Company's
                --                                            ---
1997 Stock Incentive Plan, (iv) the Company's Directors' Stock Option Plan, (v)
                            --                                               -
the K2 Technologies, Inc. 1994 Stock Plan, (vi) the K2 Technologies, Inc. 1996
                                            --
Stock Option Plan, (vii) the K2 Technologies, Inc. 1998 Key Person Stock Option
                    ---
Plan and (viii) the Company's 2000, Stock Incentive Plan.
          ----

     "Consent" means, with respect to any person, any consent, approval, waiver,
      -------
clearance decision or authorization of, such person.

     "Confidentiality Agreement" means the Confidentiality Agreement, dated
      -------------------------
November 28, 2000, between the Parent and the Company.

     "EC Merger Regulation" shall mean Regulation 4064/899/EC concerning the
      --------------------
control of concentrations between undertakings adopted by the Council of European Communities on December 21, 1989 as amended.

     "Environmental Law" means any foreign, federal, state or local law,
      -----------------
statute, regulation, rule, ordinance, decree, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment.

     "GAAP" means United States generally accepted accounting principles.
      ----

     "Hazardous Materials" means any substance or material that is classified or
      -------------------
regulated as "hazardous" or "toxic" pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum and urea-formaldehyde insulation.

     "Permits" means all federal, state, local and foreign franchises,
      -------
approvals, authorizations, franchises, licenses, orders, registrations, certificates, filings, variances, notices and other similar permits or rights obtained from any Governmental Entity, including, without limitation, all Permits required to conduct insurance or reinsurance brokerage business in any jurisdiction in which the Company or any of its subsidiaries conducts such business.

     "Permitted Lien" means (a) Encumbrances securing Taxes, assessments,
      --------------         -
governmental charges or levies, all of which are not yet due and payable or as to which adequate reserves have been established that are included in the most recent consolidated financial statements included in the Company Reports and that may thereafter be paid without penalty (unless such penalty has been adequately reserved for), (b) mechanics', carriers', workmen's, repairmen's, and
                           -
other similar Encumbrances incurred in the ordinary course of business, or (c)
                                                                            -
such other liens which, individually and in the aggregate, do not and would not materially detract from the value of the property and assets of the Company and its subsidiaries taken as a whole or materially interfere with the use thereof.

     "Tax" means any tax, assessment or other governmental charge imposed by any
      ---
federal, state, provincial, local government or other political subdivision or agency thereof, including any income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, assessment or other governmental charge, including penalties, interest and additions thereto.

     "Tax Return" means any return, report or similar statement required to be
      ----------
filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                             DEFINITIONS
                             -----------

Defined Term                                       Section Reference
------------                                       -----------------

Acquisition Agreement                                   6.7(b)
Acquisition Proposal                                    6.7(a)
Agreement                                               Preamble
By-laws                                                 2.5(b)
Certificates                                            3.2(a)
Certificate of Incorporation                            2.5(a)
Certificate of Merger                                   2.3
Class Meeting                                           5.3
Closing Date                                            2.2
Code                                                    4.10(b)
Common Stock                                            Recitals
Company                                                 Preamble
Company Board                                           1.2(a)
Company Disclosure Letter                               4.3
Company Expenses                                        8.3(d)
Company Licensed Intellectual                           4.18(c)
 Property
Company Owned Intellectual Property                     4.18(b)
Company Reports                                         4.7
Company Stockholder Approval                            4.15
Company Stockholder Meeting                             6.3(a)
Company Stock Option Plans                              10.14(b)
Competition and Regulatory Law                          7.1(d)
 Condition
Confidentiality Agreement                               10.14(b)
Consent                                                 10.14(b)
Constituent Documents                                   4.1
Continuing Director                                     1.3(a)
Contract                                                4.6
Current Annual Premium                                  6.8(b)
DGCL                                                    2.1
Dissenting Shares                                       3.1(d)
Dissenting Stockholder                                  3.1(d)
EC Merger Regulation                                    10.14(b)
Effective Time                                          2.3
Employment Agreements                                   6.9(ii)
Encumbrances                                            4.5
Environmental Law                                       10.14(b)

ERISA                                                   4.11(c)
ERISA Affiliate                                         4.11(c)
Exchange Act                                            1.2(b)
Exchange Fund                                           3.2(a)
Extraordinary General Meeting                           5.3
Financing Condition                                     9.1
Financing Documentation                                 6.14
Financing Documentation Deadline                        6.14
Financing Termination Period                            8.1(e)(v)
Financing Letter                                        5.7
Financing Parties                                       5.7
GAAP                                                    10.14(b)
Governmental Entity                                     4.3
Hazardous Material                                      10.14(b)
HSR Act                                                 4.6
Information Statement                                   1.3(b)
Intellectual Property                                   4.18
Key Employee Contracts                                  4.22
Laws                                                    4.3
Lazard Freres                                           4.12
Litigation                                              4.8
Material Adverse Effect                                 4.1
Material Contract                                       4.16
Merger                                                  Preamble
Merger Agreement                                        Recitals
Merger Consideration                                    3.1(c)
Minimum Condition                                       1.1(a)
Offer                                                   Recitals
Offer Documents                                         1.1(b)
Offer Price                                             Recitals
Offer to Purchase                                       1.1(b)
Option                                                  3.1(e)
Option Consideration                                    3.1(e)
Outside Counsel                                         6.7(a)
Parent                                                  Preamble
Parent Expenses                                         8.3(c)
Paying Agent                                            3.2(a)
PBGC                                                    4.11(c)
Permits                                                 10.14(b)
Permitted Lien                                          10.14(b)
Plan                                                    4.11(a)
Preferred Stock                                         4.4
Preferred Stockholder Consent                           5.2
Proxy Statement                                         6.3(b)

Purchaser                                               Preamble
Purchaser Designees                                     1.3(c)
Purchaser Disclosure Letter                             5.2
Regulatory Filings                                      4.6
Required Stockholder Approvals                          5.3
Rights Agreement                                        4.20
Schedule TO                                             1.1(b)
Schedule 14D-9                                          1.2(b)
SEC                                                     1.1(a)
Securities Act                                          4.7
Shares                                                  Recitals
Stockholder Approval Deadline                           6.15
Superior Proposal                                       6.7(a)
Surviving Corporation                                   2.1
Tax                                                     10.14(b)
Tax Return                                              10.14(b)
Termination Fee                                         8.3(c)

          IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                      BENFIELD GREIG GROUP PLC

                                      By_______________________
                                          Name:
                                          Title:

                                      BARREL ACQUISITION CORPORATION

                                      By_______________________
                                          Name:
                                          Title:

                                      E.W. BLANCH HOLDINGS, INC.

                                      By_______________________
                                          Name:
                                          Title:

                                                                         ANNEX A
                                                                         -------

                            CONDITIONS TO THE OFFER

     Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement and Plan of Merger (the "Agreement") of
                                                                 ---------
which this Annex A is a part.

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares not theretofore accepted for payment or paid for, and the Purchaser (subject to any such applicable rules and regulations of the SEC) may delay the acceptance for payment of or the payment for any tendered Shares and (except as provided in the Agreement) amend or terminate the Offer as to such Shares not theretofore accepted for payment or paid for if (i) the Minimum Condition has not been
                                     -
satisfied or waived, (ii) the Competition and Regulatory Law Condition has not
                      --
been satisfied, (iii) the Financing Condition has not been satisfied (provided,
                 ---
however, that the Purchaser shall not be allowed to terminate the Offer pursuant to this clause (iii) prior to the expiration of the Financing Termination Period), (iv) the Required Stockholder Approvals have not been passed at an
          --
Extraordinary General Meeting (or an adjournment thereof) and at any Class Meetings which may be required of the Parent, or (v) if at any time on or after
                                                  -
the date of the Merger Agreement and at or before the time that the Shares are accepted for payment any of the following conditions exists and is continuing:

          (a) there shall have been instituted or be pending any action, suit or proceeding by or on behalf of any Governmental Entity that has a reasonable likelihood of success (i) challenging or seeking to make illegal, delay beyond
                       -
July 31, 2001 or otherwise directly or indirectly prohibit the making of the Offer, the acceptance for payment of any Shares by the Parent or the Purchaser, or the consummation of the Merger or (ii) seeking to require divestiture by the
                                      --
Parent or the Purchaser of any Shares; or

          (b) there has been any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity that results in any of the consequences referred to in clauses (i) and (ii) of paragraph (a) above; or

          (c) the Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives the Parent or the Purchaser the right to terminate the Agreement or not consummate the Merger; or

          (d) (i) any representation or warranty of the Company contained in the Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification), shall not be true in any respect that, individually or in the aggregate (when taken together with all other representations and warranties that are not true and correct), has had or would reasonably be likely to have a Material Adverse Effect, as of the date of determination, as if made at and as of such time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), provided that such breaches are incapable of being cured or have not been cured prior to the initial expiration date for the Offer (or such later date upon which the Offer shall expire in accordance with Section 1.1(a) of the Agreement); or

          (e) the Company shall have failed to perform or comply with, any of its obligations, covenants or agreements contained in the Agreement, and such failure, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, provided that such failures to perform are incapable of being cured or have not been cured prior to the initial expiration date for the Offer (or such later date upon which the Offer shall expire in accordance with Section 1.1(a) of the Agreement); or

          (f) there shall have occurred (i) any general suspension of trading
                                         -
in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the United Kingdom (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments
         --
in respect of banks in the United States or the United Kingdom, (iii) a
                                                                 ---
commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the United Kingdom or (iv) in the case of any of the foregoing existing at the time of the
            --
execution of the Agreement, a material acceleration or worsening thereof; or

          (g) the Board of Directors of the Company or any committee thereof,

(i) shall have withdrawn or modified in a manner adverse to the Parent or the
 -
Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Agreement or (ii) shall have
                                                             --
resolved to do any of the foregoing;

          (h) the Company or any of its subsidiaries (or the Company Board of Directors, or any committee thereof) shall have approved, recommended, authorized, or proposed any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

          (i) there shall have occurred and be continuing any event occurrence, development or state of circumstances that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect provided that such Material Adverse Effect is incapable of being cured or has not been cured prior to the initial expiration date for the Offer (or such later date upon which the Offer shall expire in accordance with Section 1.1(a) of this Agreement);

which, in the good faith reasonable judgment of the Purchaser with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates not inconsistent with the terms hereof) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted or may (except for the Minimum Condition) be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Parent or the Purchaser to terminate the Offer will be final and binding, but shall not affect any rights of any party under the Agreement. Notwithstanding the fact that the Parent and the Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered Shares, the Parent and the Purchaser will either promptly pay for such Shares or promptly return such Shares. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering shareholders.